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                      ROGERS WIRELESS COMMUNICATIONS INC.

                              DIRECTORS' CIRCULAR

                RELATING TO THE OFFER DATED NOVEMBER 24, 2004 BY

                           ROGERS COMMUNICATIONS INC.
             AND ITS WHOLLY-OWNED SUBSIDIARY RWCI ACQUISITION INC.

     TO PURCHASE ALL OF THE OUTSTANDING CLASS B RESTRICTED VOTING SHARES OF

                      ROGERS WIRELESS COMMUNICATIONS INC.

                                  NOT OWNED BY

                 ROGERS COMMUNICATIONS INC. AND ITS AFFILIATES

     THE BOARD OF DIRECTORS OF THE CORPORATION HAS CONCLUDED THAT THE OFFER
        IS FAIR AND REASONABLE TO SHAREHOLDERS AND IS RECOMMENDING THAT SHAREHOLDERS TENDER THEIR RWCI RESTRICTED VOTING SHARES TO THE OFFER.

                      NOTICE TO UNITED STATES SHAREHOLDERS

         The Offer is made for the securities of a Canadian issuer and while the Offer is subject to Canadian disclosure requirements, shareholders should be aware that these requirements are different from those of the United States.

         The enforcement by shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that Rogers Wireless Communications Inc. is located in Canada, and by the fact that its officers and directors are residents of Canada.

                               November 24, 2004

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

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
BACKGROUND TO THE OFFER.....................................    3
RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE
  CORPORATION...............................................    6
REASONS FOR RECOMMENDATION..................................    6
SUMMARY OF VALUATION AND FAIRNESS OPINION...................    7
OWNERSHIP OF SECURITIES OF THE CORPORATION BY DIRECTORS AND
  OFFICERS OF THE CORPORATION...............................    8
PRINCIPAL HOLDERS OF SECURITIES OF THE CORPORATION..........   10
ACCEPTANCE OF THE OFFER BY DIRECTORS AND OFFICERS OF THE
  CORPORATION...............................................   10
RECENT TRADING IN SHARES OF THE CORPORATION.................   11
ISSUANCES OF SHARES.........................................   12
OWNERSHIP OF SECURITIES OF OFFERORS.........................   13
RELATIONSHIPS BETWEEN OFFERORS AND DIRECTORS AND OFFICERS OF
  THE CORPORATION...........................................   14
RELATIONSHIPS BETWEEN THE CORPORATION AND ITS DIRECTORS AND
  OFFICERS..................................................   14
INTEREST OF CERTAIN PERSONS IN MATERIAL CONTRACTS...........   14
MATERIAL CHANGES IN THE AFFAIRS OF THE CORPORATION..........   15
RESPONSE OF THE CORPORATION.................................   15
OTHER INFORMATION...........................................   15
STATUTORY RIGHT OF ACTION FOR DAMAGES.......................   15
APPROVAL AND CERTIFICATE....................................   16
CONSENT.....................................................   17
SCHEDULE "A" -- VALUATION AND FAIRNESS OPINION

                      ROGERS WIRELESS COMMUNICATIONS INC.

                              DIRECTORS' CIRCULAR

     This directors' circular (the "Directors' Circular") is issued by the board of directors (the "Board of Directors") of Rogers Wireless Communications Inc. (the "Corporation" or "RWCI") in connection with the offer (the "Offer") made by Rogers Communications Inc. ("RCI") and its wholly-owned subsidiary RWCI Acquisition Inc. ("RCI Subco", and together with RCI, the "Offerors") to purchase all of the issued and outstanding Class B Restricted Voting Shares (the "RWCI Restricted Voting Shares") of the Corporation not already owned by RCI and its affiliates on the basis of 1.75 Class B Non-Voting Shares of RCI (the "RCI Non-Voting Shares") for each RWCI Restricted Voting Share, upon the terms and subject to the conditions set forth in the Offer and take-over bid circular of the Offerors dated November 24, 2004 (collectively, the "Offer and Circular") and mailed to shareholders with the Directors' Circular.

     Except as otherwise expressly indicated in this Directors' Circular, all amounts herein are expressed in Canadian dollars.

                            BACKGROUND TO THE OFFER

OVERVIEW

     On September 13, 2004, RCI entered into an agreement with JVII General Partnership, a partnership wholly-owned by AT&T Wireless Services, Inc. ("AT&T Wireless"), to purchase its entire interest in the Corporation, representing approximately 34.2% of the equity of the Corporation, for approximately Cdn. $1,767 million or $36.37 per share. Subsequent to executing the agreement, the Corporation and RCI began exploring various methods of transferring funds to RCI in order to permit RCI to repay its $1,750 million bridge credit facility used to fund the AT&T Wireless share purchase.

     On September 27, 2004, at the request of RCI, the Board of Directors of the Corporation established a committee of directors of the Corporation independent of RCI to, among other matters, retain a financial adviser to prepare a formal valuation of the RWCI Restricted Voting Shares in accordance with Ontario Securities Commission Rule 61-501 ("Rule 61-501"), Policy Q-27 of the Quebec Autorite des marches financiers ("Policy Q-27") and the Minority Shareholder Protection Agreement (the "Shareholder Protection Agreement") dated August 7, 1991 between RCI and the Corporation, in connection with a possible substantial issuer bid that could be used as a mechanism to transfer funds to RCI. Any such issuer bid would have been made to all shareholders of the Corporation. No terms of the issuer bid (including price or the number of securities to be bid for) were ever established. The Corporation was of the view that until it knew the likely range of fair market values for the RWCI Restricted Voting Shares pursuant to a formal valuation, it could not assess or come to a view whether it would be prepared to initiate a substantial issuer bid.

     On October 13, 2004, RWCI Acquisition Inc., a wholly-owned subsidiary of RCI, completed the purchase of all of the shares of the Corporation owned by AT&T Wireless through JVII General Partnership.

     The Independent Committee was established by the Corporation and is composed of James C. Grant (as Chairman), George A. Fierheller and Pierre L. Morrissette, the three RWCI directors elected solely by the shareholders of the Corporation other than RCI and its affiliates ("Minority Shareholders"), all of whom are independent of RCI, its associates and affiliates, and of management of the Corporation. The Independent Committee retained Ogilvy Renault as its legal adviser and BMO Nesbitt Burns Inc. ("BMO Nesbitt Burns") as its financial advisor. BMO Nesbitt Burns was asked by the Independent Committee to prepare a formal valuation of the RWCI Restricted Voting Shares on the assumption that RWCI would possibly make a substantial issuer bid on terms that were not specified. BMO Nesbitt Burns began preparation of a formal valuation of the RWCI Restricted Voting Shares on that basis under the supervision of the Independent Committee. On November 9, 2004, the Independent Committee advised RCI that BMO Nesbitt Burns' preliminary "en bloc" valuation range for the RWCI Restricted Voting Shares was $46.00 to $54.00 per share.

     On November 9, 2004, upon receipt of the preliminary valuation range, management of RCI concluded that, rather than a substantial issuer bid, it could recommend an insider bid by RCI as a first step to potentially taking the Corporation private. On November 10, 2004, RCI requested that the Independent Committee supervise the completion of the valuation, review the terms of the Offer in order to conclude whether the Offer would be fair from a financial point of view to Minority Shareholders and make a recommendation to the RWCI Board whether the Board should recommend that Minority Shareholders accept the Offer. On November 11, 2004, the board of directors of RCI met and approved in principle the making of the Offer. Also on that date, the Corporation and BMO Nesbitt Burns amended the BMO Nesbitt Burns engagement letter to reflect that the Offer would be made by RCI using RCI Non-Voting Shares as consideration and to request that BMO Nesbitt Burns determine whether it could give an opinion that the Offer consideration is fair, from a financial point of view, to the Minority Shareholders.

MANDATE

     The Independent Committee's original mandate was to:

     (a)   retain independent legal counsel to advise the Independent Committee;

     (b) retain a financial advisor independent of RCI its associates and affiliates and management of the Corporation to prepare a formal valuation, in accordance with the Shareholder Protection Agreement, Rule 61-501 and Policy Q-27, of the Corporation's Class B Restricted Voting Shares and to supervise the preparation of that valuation;

     (c) carry out any negotiations that may be necessary between the Corporation and RCI in connection with a substantial issuer bid;

     (d) if requested, report to the Board of Directors of the Corporation as to the desirability or fairness of a substantial issuer bid to shareholders and whether the Board of Directors of the Corporation should make any recommendation to shareholders in connection with such a bid; and

     (e) to take such other actions as the Independent Committee should consider necessary or desirable in order to carry out its mandate.

     On November 10, 2004, RCI requested that the Independent Committee (which request was subsequently ratified by the Board of Directors of the Corporation):

     (a) confirm with BMO Nesbitt Burns that the formal valuation being prepared by it was relevant to an insider bid by RCI and not just a substantial issuer bid by the Corporation;

     (b) request that any necessary valuation work be completed by BMO Nesbitt Burns with respect to the RCI Non-Voting Shares being offered as consideration under the Offer, in part because the Shareholder Protection Agreement requires a formal valuation of that consideration;

     (c) request that BMO Nesbitt Burns do the necessary valuation work in order to determine whether it would be able to deliver an opinion with respect to the Offer consideration that it was fair from a financial point of view to Minority Shareholders; and

     (d) confirm whether BMO Nesbitt Burns would be able to render an opinion that no formal valuation of the RCI Non-Voting Shares would be necessary under Rule 61-501 and Policy Q-27.

DELIBERATIONS AND RECOMMENDATION OF THE INDEPENDENT COMMITTEE

     Between October 7, 2004 and November 22, 2004 the Independent Committee met formally nine times.

     At the initial meeting on October 7, 2004, in addition to having a general discussion regarding its mandate, the Independent Committee confirmed the engagement of Ogilvy Renault as its legal counsel and interviewed two investment banks as candidates to act as its financial advisor.

     On October 12, 2004, the Independent Committee confirmed that it was satisfied that BMO Nesbitt Burns, based on representations made by BMO Nesbitt Burns, was independent and qualified for the purposes of Rule 61-501, Policy Q-27 and the Shareholder Protection Agreement and resolved to engage BMO Nesbitt Burns as the Committee's financial advisor, subject to negotiating an appropriate fee arrangement. Once an appropriate fee arrangement was agreed upon, the Independent Committee engaged BMO Nesbitt Burns pursuant to an engagement letter dated as of October 19, 2004 (the "Engagement Letter") to provide financial advice to the Independent Committee in relation to a possible substantial issuer bid to be made by RWCI, to prepare a formal valuation of the RWCI Restricted Voting Shares in accordance with Rule 61-501, Policy Q-27 and the Shareholder Protection Agreement and, if requested, to provide a fairness opinion regarding the fairness of the consideration under the substantial issuer bid, from a financial point of view, to the holders of RWCI Restricted Voting Shares other than RCI.

     At a meeting held on October 25, 2004, BMO Nesbitt Burns presented to the Independent Committee an interim status report on the progress of their valuation work, including the results of discussions with RWCI management.

     At a meeting held on November 1, 2004, BMO Nesbitt Burns provided the Independent Committee with a further update on the status of their valuation work. The Independent Committee was also advised that BMO Nesbitt Burns had completed a series of meetings with RWCI management and had received access to all required information. BMO Nesbitt Burns outlined the various valuation methodologies that it intended to apply and discussed the scope of its review to date.

     On November 9, 2004, the Independent Committee confirmed, following discussions with BMO Nesbitt Burns, that the appropriate valuation approach for purposes of a substantial issuer bid was the fair market value or "en bloc" approach without minority discount, as is required by Rule 61-501 and Policy Q-27. At this meeting, BMO Nesbitt Burns updated the Independent Committee on discussions that it had held with RWCI management, and reviewed in detail its preliminary valuation. BMO Nesbitt Burns indicated that, subject to completion of due diligence, its preliminary "en bloc" valuation range for a RWCI Restricted Voting Share was $46.00 to $54.00 per share. As part of its presentation to the Independent Committee, BMO Nesbitt Burns provided details regarding the application of each valuation methodology used in connection with the valuation, including key assumptions and limitations. Following the meeting, the Chairman of the Independent Committee communicated this preliminary "en bloc" valuation range to management of RCI. Subsequently, BMO Nesbitt Burns confirmed that the same "en bloc" valuation approach would be applicable to determining the fair market value of the RWCI Restricted Voting Shares in connection with the Offer.

     On November 10, 2004, the Independent Committee was advised that RCI was considering making the Offer and was requested to take the steps referred to above under "Mandate". At a meeting of the Independent Committee on November 11, 2004:

     (a) BMO Nesbitt Burns tabled a written copy of its valuation presentation;

     (b) the remaining due diligence and valuation work were discussed, including BMO Nesbitt Burns' approach to a valuation of the RCI Non-Voting shares proposed to be offered as consideration under the Offer; and

     (c) a letter amending the Engagement Letter to reflect the Offer was executed.

     On November 12, 2004, the Independent Committee met with John Gossling, Chief Financial Officer of the Corporation, to reconfirm the management forecasts relied on by BMO Nesbitt Burns for its valuation work. At a board meeting held later that day, the Independent Committee advised the Board of Directors that it was comfortable with management's forecasts and the Board of Directors formally ratified its instructions to the Independent Committee to continue its work and to review the Offer.

     On November 18, 2004, the Independent Committee met with BMO Nesbitt Burns at which time BMO Nesbitt Burns reviewed the consideration under the Offer, confirmed the preliminary valuation range of the RWCI Restricted Voting Shares, and provided preliminary confirmation that the proposed share exchange ratio was fair from a financial point of view, all subject to completion of due diligence.

     On November 22, 2004, having completed its updating diligence and internal review and approval processes, BMO Nesbitt Burns met with the Independent Committee and reconfirmed, and delivered its final valuation report setting forth, its formal valuation range of $46.00 to $54.00 per share for the RWCI Restricted Voting Shares (the "Valuation") and opined that the consideration offered under the Offer is fair, from a financial point of view, to the Minority Shareholders (the "Fairness Opinion").

     In considering whether the Offer is in the best interests of Minority Shareholders, the Independent Committee considered relevant factors including the following:

     (a)   the Valuation and Fairness Opinion;

     (b) the fact that the consideration under the Offer had a value (determined based on average closing prices for the RWCI Restricted Voting Shares and the RCI Non-Voting Shares for the five day period ending November 10, 2004, the last trading day before RCI publicly announced its intention to make the Offer) slightly above the mid-point of the BMO Nesbitt Burns valuation range for the RWCI Restricted Voting Shares;

     (c) the liquidity of the market for the RWCI Restricted Voting Shares and the relatively greater liquidity of the RCI Non-Voting Shares;

     (d) the opportunity for Minority Shareholders to continue to participate in the wireless business of the Corporation through receiving shares of RCI, a public company with a more diverse asset base and significantly larger capital base than the Corporation;

     (e) the fact that RCI controls the Corporation, with the result that there is no prospect of an offer for the RWCI Restricted Voting Shares from a third party;

     (f) based on the average closing price on the TSX for the RWCI Restricted Voting Shares for the five day period ending November 10, 2004, the Offer represents a premium of 14.1%, 19.0% and 28.2% to the weighted average closing prices of the RWCI Restricted Voting Shares for the 20, 40 and 100 trading day periods ending on that date, and a 38% premium to the price paid to AT&T Wireless Services, Inc. (through JVII general partnership) for its shares of RWCI;

     (g) the consideration under the Offer can be received on a tax deferred "rollover" basis for Canadian federal income tax purposes by certain eligible shareholders who elect such basis by making the required designation in the Letter of Acceptance and Transmittal accompanying the Offer;

     (h) the simplified corporate structure that will result if RWCI is taken private will enhance the common branding and product bundling initiatives in the Rogers group of companies;

     (i) the recent $2,800 million high yield debt offering by Rogers Wireless Inc. and the additional leverage to which the Corporation will be exposed; and

     (j) the expected distribution of $1,750 million from Rogers Wireless Inc. as a return of capital to the Corporation (following the closing of the $2,800 million high yield debt offering) and the Corporation's review of the various methods of transferring such distribution to its Shareholders so that RCI will have adequate funds to repay its $1,750 million bridge facility incurred in connection with RCI's acquisition of RWCI Restricted Voting Shares from AT&T Wireless.

     In reaching its determination, the Independent Committee also considered and evaluated, among other things: (a) information concerning the business, operations, property, assets, financial condition, operating results and prospects of the Corporation and RCI; (b) current industry, economic and market conditions and trends and its informed expectations as to the prospects for the wireless voice communications industry; and (c) historical market prices and trading information with respect to the RWCI Restricted Voting Shares and the RCI Non-Voting Shares.

     At the November 22, 2004 meeting, after considering all of these factors, the Independent Committee concluded that the price and terms of the Offer are fair and reasonable to Minority Shareholders and resolved to recommend that the Board of Directors recommend that Minority Shareholders accept the Offer. Immediately thereafter, the Independent Committee reported its conclusions and recommendation and presented the Valuation and Fairness Opinion to the Board of Directors.

          RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE CORPORATION

     After due consideration of the report and recommendation of the Independent Committee and the Valuation and Fairness Opinion, the Board of Directors has determined that the Offer is fair and reasonable to Minority Shareholders and resolved to recommend that the holders of RWCI Restricted Voting Shares tender such shares to the Offer. The resolution to recommend acceptance of the Offer was passed unanimously with all directors or officers of the Offerors or their associates abstaining from voting.

                           REASONS FOR RECOMMENDATION

     In reaching its decision to recommend acceptance of the Offer, the Board of Directors considered a number of factors, including the following:

     (a) the report of the Independent Committee which advised the Board of Directors that the Independent Committee was of the opinion that the Offer is fair and reasonable to Minority Shareholders and recommended that the Board of Directors recommend that Minority Shareholders accept the Offer;

     (b)   the Valuation and Fairness Opinion; and

     (c) the factors considered by the Independent Committee as described above.

     The discussion of the information and factors considered by the Independent Committee and the Board of Directors and described in this Directors' Circular is not intended to be exhaustive but is believed to include all material factors considered by the Independent Committee and the Board of Directors. In addition, in reaching the determination to recommend acceptance of the Offer, the Independent Committee and the Board of Directors did not assign any relative or specific weights to the foregoing factors which were considered, and individual directors may have given different weights to different factors.

                   SUMMARY OF VALUATION AND FAIRNESS OPINION

     The following constitutes a summary only of the Valuation and Fairness Opinion. The Valuation and the Fairness Opinion have been prepared and provided solely for the use of the Independent Committee and the Board of Directors and for inclusion in the Offer and Circular and this Directors' Circular, and may not be used or relied upon by any other person without the express prior written consent of BMO Nesbitt Burns. BMO Nesbitt Burns believes that its analyses must be considered as a whole. Selecting portions of its analyses or the factors considered by BMO Nesbitt Burns, without considering all factors and analyses together, could create a misleading view of the process underlying the Valuation and the Fairness Opinion. The preparation of a valuation is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The following summary is qualified in its entirety by the full text of the Valuation and Fairness Opinion which is appended hereto as Schedule "A".

     BMO Nesbitt Burns was retained by the Independent Committee to prepare and deliver a formal valuation of the RWCI Restricted Voting Shares in accordance with the requirements of Rule 61-501, Policy Q-27 (collectively, the "Rules"), and the Shareholder Protection Agreement, to prepare a valuation of the RCI Non-Voting Shares in accordance with the Shareholder Protection Agreement and to provide its opinion as to the fairness, from a financial point of view, of the consideration offered under the Offer to Minority Shareholders.

     On November 9, 2004, BMO Nesbitt Burns delivered to the Independent Committee a preliminary "en bloc" value range of $46.00 to $54.00 per share for the RWCI Restricted Voting Shares. On November 22, 2004, having completed its updating diligence and internal review and approval processes, BMO Nesbitt Burns met with the Independent Committee and confirmed and delivered its final Valuation and Fairness Opinion setting forth, its formal valuation range of $46.00 to $54.00 per share for the RWCI Restricted Voting Shares and opined that the consideration offered under the Offer is fair, from a financial point of view, to the Minority Shareholders.

     In the preparation of its formal valuation, BMO Nesbitt Burns performed due diligence on the Corporation and RCI, conducted discussions with senior financial management of the Corporation, and relied upon information and forecasts supplied by the Corporation as well as publicly available financial information, all as detailed in the Valuation.

     The fair market value of the RWCI Restricted Voting Shares was analyzed on a going concern basis, which included the acquisition of Microcell Telecommunications, Inc., and on an "en bloc" basis in accordance with the Rules.

     For the purposes of determining the value of the RWCI Restricted Voting Shares, BMO Nesbitt Burns relied on three methodologies:

     -  the discounted cash flow ("DCF") approach;

     -  the comparable trading approach; and

     -  the precedent transaction approach.

     The following is a summary of the range of fair market values of the RWCI Restricted Voting Shares resulting from the DCF approach, the comparable trading approach, and the precedent transaction approach:

                                                              EQUITY VALUE PER
                                                                 RWCI SHARE
                                                              ----------------
                                                               LOW       HIGH
                                                              ------    ------
Discounted cash flow approach...............................  $47.18    $56.46
Comparable trading approach (2005E & 2006E average).........  $41.63    $52.58
Precedent transaction approach..............................  $39.08    $48.90

     In arriving at its opinion as to the fair market value of the RWCI Restricted Voting Shares, BMO Nesbitt Burns, for the reasons set forth in the Valuation and Fairness Opinion, attributed the greatest weight to the DCF approach and the least weight to the precedent transaction approach. BMO Nesbitt Burns concluded that no material additional synergy value should be assigned to the RWCI Restricted Voting Shares.

     In considering the value of the RCI Non-Voting Shares being offered as consideration under the Offer for the purposes of the Fairness Opinion and the Valuation of the RCI Non-Voting Shares in accordance with the Shareholder Protection Agreement, BMO Nesbitt Burns relied upon the market trading approach. The market trading approach was deemed by BMO Nesbitt Burns to be an appropriate basis for valuing the consideration offered to Minority Shareholders under the Offer after considering several factors, all as detailed in the Valuation. BMO Nesbitt Burns considered the following range of recent trading levels for the RCI Non-Voting Shares:

                                                        RCI NON-VOTING SHARES         IMPLIED
                                                           TRADE WEIGHTED            VALUE OF
PERIOD ENDING NOVEMBER 19, 2004                            SHARE PRICE (1)       CONSIDERATION (2)
-------------------------------                         ---------------------    -----------------
1 Day.................................................         $29.11                 $50.94
10 Days...............................................         $29.01                 $50.76
20 Days...............................................         $28.68                 $50.19
30 Days...............................................         $28.33                 $49.58

---------------

(1) Highest price traded in last 10 trading days was $30.37.

(2) Based on 1.75 RCI Non-Voting Shares per RWCI Restricted Voting Share.

     Based on its market trading analysis, BMO Nesbitt Burns determined a value range for the RCI Non-Voting Shares of $28.00 to $30.00 per share.

     Minority Shareholders accepting the Offer will receive 1.75 RCI Non-Voting shares for each RWCI Restricted Voting Share, representing $49.00 to $52.50 based on the foregoing value range for the RCI Non-Voting Shares, which is within the value range in the Valuation.

     Based upon and subject to the matters described in the Fairness Opinion, BMO Nesbitt Burns concluded that, as of November 22, 2004, the consideration offered under the Offer is fair, from a financial point of view, to the Minority Shareholders.

                   OWNERSHIP OF SECURITIES OF THE CORPORATION
                  BY DIRECTORS AND OFFICERS OF THE CORPORATION

     The following table sets forth the names and positions of all the directors and senior officers of the Corporation and the number, designation and percentage of outstanding securities of the Corporation beneficially owned, directly or indirectly, or over which control or direction is exercised by each such director and senior officer of the Corporation and, to the knowledge of the directors and senior officers of the Corporation, after reasonable enquiry, by their respective associates:

                                                   NUMBER OF                        NUMBER OF RWCI
                                                CLASS A MULTIPLE                   RESTRICTED VOTING
                                                 VOTING SHARES     PERCENTAGE OF    SHARES OWNED OR    PERCENTAGE OF
                                                 OWNED OR OVER      OUTSTANDING       OVER WHICH        OUTSTANDING
                                                 WHICH CONTROL        CLASS A         CONTROL OR           RWCI
                                                OR DIRECTION IS      MULTIPLE        DIRECTION IS       RESTRICTED
NAME                    POSITION(S) HELD           EXERCISED       VOTING SHARES       EXERCISED       VOTING SHARES
----                    ----------------        ----------------   -------------   -----------------   -------------
Robert F. Berner......  Executive Vice                    Nil           Nil                  Nil                Nil
                        President and Chief
                        Technology Officer
Robert W. Bruce.......  Executive Vice                    Nil           Nil                  Nil                Nil
                        President, Chief
                        Marketing Officer,
                        President, Wireless
                        Service
Bruce Burgetz.........  Senior Vice President             Nil           Nil                2,000       less than 1%
                        and Chief Information
                        Officer

                                                   NUMBER OF                        NUMBER OF RWCI
                                                CLASS A MULTIPLE                   RESTRICTED VOTING
                                                 VOTING SHARES     PERCENTAGE OF    SHARES OWNED OR    PERCENTAGE OF
                                                 OWNED OR OVER      OUTSTANDING       OVER WHICH        OUTSTANDING
                                                 WHICH CONTROL        CLASS A         CONTROL OR           RWCI
                                                OR DIRECTION IS      MULTIPLE        DIRECTION IS       RESTRICTED
NAME                    POSITION(S) HELD           EXERCISED       VOTING SHARES       EXERCISED       VOTING SHARES
----                    ----------------        ----------------   -------------   -----------------   -------------
Joseph B. Chesham.....  President, Ontario                Nil           Nil                  Nil                Nil
                        Region
M. Lorraine Daly......  Vice President,                   Nil           Nil                  Nil                Nil
                        Treasurer
H. Garfield Emerson,
  Q.C., ICD.D.........  Director and Deputy               Nil           Nil                1,000       less than 1%
                        Chairman
George A.
  Fierheller..........  Director and Honorary             Nil           Nil                2,000       less than 1%
                        Chairman
John R. Gossling,
  CA..................  Senior Vice President             Nil           Nil                  Nil                Nil
                        and Chief Financial
                        Officer
Ann T. Graham.........  Director                          Nil           Nil                  Nil                Nil
James C. Grant........  Director                          Nil           Nil                5,000       less than 1%
Alan D. Horn, CA......  Vice President                    Nil           Nil                  Nil                Nil
Thomas I. Hull........  Director                          Nil           Nil                1,000       less than 1%
Jean Laporte..........  President, Eastern                Nil           Nil                  Nil                Nil
                        Region
Darryl E. Levy........  President, Western                Nil           Nil                  Nil                Nil
                        Region
James S. Lovie........  Executive Vice                    Nil           Nil                  Nil                Nil
                        President Sales,
                        Service and
                        Distribution
Donna McNicol.........  Vice President, Human             Nil           Nil                  Nil                Nil
                        Resources
David P. Miller.......  Vice President,                   Nil           Nil                  Nil                Nil
                        General Counsel and
                        Secretary
Graeme H. McPhail.....  Vice President and                Nil           Nil                  Nil                Nil
                        Associate General
                        Counsel
Nadir H. Mohamed, CA..  Director and President            Nil           Nil                  Nil                Nil
                        and Executive Officer
Pierre L.
  Morrissette.........  Director                          Nil           Nil                1,000       less than 1%
The Hon. David R.
  Peterson, P.C.,
  Q.C.................  Director                          Nil           Nil                2,000       less than 1%
Edward S. Rogers, O.C.
  (1).................  Director and Chairman      62,820,371          100%           64,911,816              80.7%
Loretta A. Rogers.....  Director                          Nil           Nil                7,000       less than 1%
Martha L. Rogers......  Director                          Nil           Nil                1,000       less than 1%
Arnold J. Stephens....  Senior Vice-President,            Nil           Nil                  455       less than 1%
                        Customer Process
                        Improvement
J. Christopher C.
  Wansbrough..........  Director                          Nil           Nil                2,000       less than 1%

---------------

(1) Through RCI, Edward S. Rogers, O.C. owns or exercises control or direction over 62,820,371 RWCI Class A Shares, representing 100% of the outstanding RWCI Class A Shares, and 64,911,816 RWCI Restricted Voting Shares representing 80.7% of the issued and outstanding RWCI Restricted Voting Shares.

     The following directors and officers of the Corporation hold options pursuant to RWCI Stock Option Plans to purchase the shares indicated beside his or her name:

                                                              UNEXERCISED OPTIONS TO PURCHASE
                                                               RWCI RESTRICTED VOTING SHARES
NAME                                                            (EXERCISABLE/UNEXERCISABLE)
----                                                          -------------------------------
Robert F. Berner............................................           29,275/42,850
Robert W. Bruce.............................................            5,700/44,100
Bruce Burgetz...............................................           21,750/62,250
Joseph B. Chesham...........................................            4,900/28,525
H. Garfield Emerson, Q.C., ICD.D............................            18,200/4,200
George A. Fierheller........................................            14,700/4,200
John R. Gossling, CA........................................            4,925/38,100
James C. Grant..............................................            11,200/4,200
Thomas I. Hull..............................................            15,000/4,200
Jean Laporte................................................            2,900/46,200
Darryl E. Levy..............................................           15,525/44,625
James S. Lovie..............................................            5,500/42,000
Donna McNicol...............................................            5,200/17,225
Nadir H. Mohamed, CA........................................          359,675/74,850
Pierre L. Morrissette.......................................            18,200/4,200
The Hon. David R. Peterson, P.C., Q.C.......................            16,400/4,200
Loretta A. Rogers...........................................            16,400/1,200
Arnold J. Stephens..........................................           13,300/50,500
J. Christopher C. Wansbrough................................               400/1,200

               PRINCIPAL HOLDERS OF SECURITIES OF THE CORPORATION

     To the knowledge of the directors and officers of the Corporation after reasonable enquiry, the following table sets forth the persons and companies who hold more than 10% of any class of equity securities of the Corporation and the number, designation and percentage of outstanding securities of any class of securities of the Corporation beneficially owned, directly or indirectly, or over which control or direction is exercised by each such person or company. To the knowledge of the directors and officers of the Corporation, after reasonable enquiry, no person or company acting jointly or in concert with the Corporation beneficially owns, directly or indirectly, or exercises control or direction over any shares of RWCI.

                                  NUMBER OF CLASS A        PERCENTAGE OF         NUMBER OF RWCI        PERCENTAGE OF
                               MULTIPLE VOTING SHARES       OUTSTANDING        RESTRICTED VOTING        OUTSTANDING
                                 OWNED OR OVER WHICH          CLASS A         SHARES OWNED OR OVER         RWCI
                               CONTROL OR DIRECTION IS    MULTIPLE VOTING       WHICH CONTROL OR        RESTRICTED
NAME                                  EXERCISED               SHARES         DIRECTION IS EXERCISED    VOTING SHARES
----                           -----------------------    ---------------    ----------------------    -------------
Rogers Communications Inc.
  (1)........................        62,820,371                 100%               64,911,816              80.7%

---------------

(1) See table under "Ownership of Securities of the Corporation By Directors and Officers of the Corporation" for share position of Edward S. Rogers O.C.

      ACCEPTANCE OF THE OFFER BY DIRECTORS AND OFFICERS OF THE CORPORATION

     Each of the directors and senior officers of the Corporation has indicated an intention to accept the Offer in respect of any RWCI Restricted Voting Shares that are owned by such person or over which such person exercises control or direction. The Corporation understands that RCI intends, subject to regulatory approval, to offer holders of options to acquire RWCI Restricted Voting Shares the opportunity to exchange them for options to acquire RCI Non-Voting Shares. It is expected that holders of unexercisable options will exchange them for RCI options.

                  RECENT TRADING IN SHARES OF THE CORPORATION

     Except as set forth below, none of the Corporation or any of its directors or senior officers or, to the knowledge of the directors and officers of the Corporation, after reasonable enquiry, any associate of any director or officer of the Corporation, or any person or company holding more than 10% of a class of equity securities of the Corporation or any person or company acting jointly or in concert with the Corporation, has traded in securities of the Corporation during the six months preceding the date of the Directors' Circular.

                                                                                   NUMBER OF
                                                                                   SECURITIES
                                                                                ACQUISITION (+)/   PRICE PER
NAME                               TRADE DATE         TYPE OF SECURITY          DISPOSITION (-)      SHARE
----                               ----------         ----------------          ----------------   ---------
Robert F. Berner.................  July 22, 2004      RWCI Restricted Voting*          +7,500      $11.8200
                                   July 22, 2004      RWCI Restricted Voting*         +13,725      $16.4200
                                   July 22, 2004      RWCI Restricted Voting*          +6,500      $15.6100
                                   July 22, 2004      RWCI Restricted Voting*          +3,125      $28.7500
                                   July 22, 2004      RWCI Restricted Voting          -30,850      $38.2549
                                   July 30, 2004      RWCI Restricted Voting*          +6,200      $20.7400
                                   July 30, 2004      RWCI Restricted Voting           -6,200      $39.0000
                                   August 3, 2004     RWCI Restricted Voting*          +7,975      $20.7400
                                   August 3, 2004     RWCI Restricted Voting           -7,975      $39.2500
Robert W. Bruce..................  June 10, 2004      RWCI Restricted Voting*          +9,000      $16.8800
                                   June 10, 2004      RWCI Restricted Voting           -9,000      $35.0000
Bruce Burgetz....................  July 22, 2004      RWCI Restricted Voting*         +25,000      $18.1500
                                   July 22, 2004      RWCI Restricted Voting          -25,000      $38.2549
Joseph B. Chesham................  August 4, 2004     RWCI Restricted Voting*          +4,125      $16.8800
                                   August 4, 2004     RWCI Restricted Voting           -1,525      $39.7500
                                   August 4, 2004     RWCI Restricted Voting           -2,200      $39.7600
                                   August 4, 2004     RWCI Restricted Voting             -100      $39.7700
                                   August 4, 2004     RWCI Restricted Voting             -300      $39.7800
H. Garfield Emerson, Q.C.,
  ICD.D..........................  June 17, 2004      RWCI Restricted Voting*          +4,000      $32.7500
                                   June 17, 2004      RWCI Restricted Voting           -3,900      $35.0000
                                   June 17, 2004      RWCI Restricted Voting             -100      $35.0500
John R. Gossling, CA.............  July 22, 2004      RWCI Restricted Voting*          +7,775      $16.8800
                                   July 22, 2004      RWCI Restricted Voting           -7,775      $38.2500
Thomas I. Hull...................  June 22, 2004      RWCI Restricted Voting*          +6,000      $32.7500
                                   June 22, 2004      RWCI Restricted Voting             -600      $35.5200
                                   June 22, 2004      RWCI Restricted Voting           -2,500      $35.4700
                                   June 22, 2004      RWCI Restricted Voting           -2,900      $35.3000
Jean Laporte.....................  May 25, 2004       RWCI Restricted Voting             -200      $35.0000
                                   June 30, 2004      RWCI Restricted Voting             -500      $35.8500
James S. Lovie...................  June 24, 2004      RWCI Restricted Voting*          +8,500      $16.8800
                                   June 24, 2004      RWCI Restricted Voting             -100      $35.6100
                                   June 24, 2004      RWCI Restricted Voting           -8,400      $35.6000
Donna McNicol....................  June 30, 2004      RWCI Restricted Voting*          +1,900      $16.8800
                                   June 30, 2004      RWCI Restricted Voting           -1,900      $35.8547
Nadir H. Mohamed, CA.............  July 22, 2004      RWCI Restricted Voting*         +15,275      $16.8800
                                   July 22, 2004      RWCI Restricted Voting          -15,275      $38.2549
Pierre L. Morrissette............  June 24, 2004      RWCI Restricted Voting*          +6,000      $32.7500
                                   June 24, 2004      RWCI Restricted Voting           -5,900      $35.6000
                                   June 24, 2004      RWCI Restricted Voting             -100      $35.6100

                                                                                   NUMBER OF
                                                                                   SECURITIES
                                                                                ACQUISITION (+)/   PRICE PER
NAME                               TRADE DATE         TYPE OF SECURITY          DISPOSITION (-)      SHARE
----                               ----------         ----------------          ----------------   ---------
The Hon. David R. Peterson, P.C.,
  Q.C............................  June 10, 2004      RWCI Restricted Voting*          +1,800      $28.4100
                                   June 10, 2004      RWCI Restricted Voting           -1,800      $35.0000
                                   June 18, 2004      RWCI Restricted Voting*          +6,000      $32.7500
                                   June 18, 2004      RWCI Restricted Voting           -1,500      $34.9300
                                   June 18, 2004      RWCI Restricted Voting             -400      $34.9400
                                   June 18, 2004      RWCI Restricted Voting             -100      $34.9800
                                   June 18, 2004      RWCI Restricted Voting           -3,500      $35.0000
                                   June 18, 2004      RWCI Restricted Voting             -500      $35.1000
Rogers Communications Inc........  October 13, 2004   RWCI Restricted Voting      +48,594,172      $36.3700
Loretta A. Rogers................  June 25, 2004      RWCI Restricted Voting*          +6,000      $32.7500
Arnold J. Stephens...............  October 28, 2004   RWCI Restricted Voting*         +25,000      $20.7400
                                   October 28, 2004   RWCI Restricted Voting*          +5,200      $16.8800
                                   October 28, 2004   RWCI Restricted Voting          -30,200      $45.2609

---------------

NOTE: * denotes exercise of options.

                              ISSUANCES OF SHARES

     No RWCI Restricted Voting Shares (or securities convertible into RWCI Restricted Voting Shares) have been issued to the directors or senior officers of the Corporation during the two years preceding the date of the Directors' Circular except as set out below:

                                                                                  NUMBER OF
NAME                                      DATE           NATURE OF TRANSACTION    SECURITIES    PRICE ($)
----                                      ----           ---------------------    ----------    ---------
Robert F. Berner..................  May 7, 2003          Option Grant               20,500       16.8800
                                    November 12, 2003    Option Grant               17,400       25.9600
                                    July 22, 2004        Option Exercise             7,500       11.8200
                                    July 22, 2004        Option Exercise            13,725       16.4200
                                    July 22, 2004        Option Exercise             6,500       15.6100
                                    July 22, 2004        Option Exercise             3,125       28.7500
                                    July 30, 2004        Option Exercise             6,200       20.7400
                                    August 3, 2004       Option Exercise             7,975       20.7400
Robert W. Bruce...................  May 6, 2003          Option Grant               36,000       16.8800
                                    November 12, 2003    Option Grant               22,800       25.9600
                                    June 10, 2004        Option Exercise             9,000       16.8800
Bruce Burgetz.....................  November 20, 2002    Option Grant               25,000       12.2400
                                    November 12, 2003    Option Grant               12,000       25.9600
                                    July 22, 2004        Option Exercise            25,000       18.1500
Joseph B. Chesham.................  November 12, 2003    Option Grant               11,600       25.9600
                                    February 17, 2004    Option Exercise             5,000       22.0600
                                    February 17, 2004    Option Exercise             7,350       20.7400
                                    February 17, 2004    Option Exercise             1,500       16.4200
                                    August 4, 2004       Option Exercise             4,125       16.8800
H. Garfield Emerson, Q.C.,
  ICD.D...........................  November 12, 2003    Option Grant                1,600       25.9600
                                    June 17, 2004        Option Exercise             4,000       32.7500
George A. Fierheller..............  April 22, 2003       Option Grant                2,400       16.8800
John R. Gossling..................  May 6, 2003          Option Grant               31,100       16.8800
                                    November 12, 2003    Option Grant               19,700       25.9600
                                    July 22, 2004        Option Exercise             7,775       16.8800

                                                                                  NUMBER OF
NAME                                      DATE           NATURE OF TRANSACTION    SECURITIES    PRICE ($)
----                                      ----           ---------------------    ----------    ---------
James C. Grant....................  April 22, 2003       Option Grant                2,400       16.8800
                                    November 12, 2003    Option Grant                1,600       25.9600
Thomas I. Hull....................  April 22, 2003       Option Grant                2,400       16.8800
                                    November 12, 2003    Option Grant                1,600       20.8400
                                    June 22, 2004        Option Exercise             6,000       32.7500
Jean Laporte......................  November 12, 2003    Option Grant               11,600       25.9600
                                    November 20, 2003    Option Exercise            12,000       12.2400
Darryl E. Levy....................  April 22, 2003       Option Grant               18,900       16.8800
                                    November 13, 2003    Option Grant               12,000       25.9600
                                    February 13, 2004    Option Exercise             8,950        22.060
                                    February 13, 2004    Option Exercise            37,500       20.7400
                                    February 13, 2004    Option Exercise             6,244       16.4200
James S. Lovie....................  April 22, 2003       Option Grant               34,300       16.8800
                                    November 12, 2003    Option Grant               21,700       25.9600
                                    June 24, 2004        Option Exercise             8,500       16.8800
Donna McNicol.....................  November 12, 2003    Option Grant                4,800       25.9600
                                    February 6, 2004     Option Exercise             5,400       22.0600
                                    February 6, 2004     Option Exercise             7,575       20.7400
                                    February 6, 2004     Option Exercise             1,875       16.4200
                                    February 6, 2004     Option Exercise             1,000       15.6100
                                    June 30, 2004        Option Exercise             1,900       16.8800
Nadir H. Mohamed, CA..............  May 6, 2003          Option Grant               61,100       16.8800
                                    November 12, 2003    Option Grant               38,700       25.9600
                                    July 22, 2004        Option Exercise            15,275       16.8800
Pierre L. Morrissette.............  November 12, 2003    Option Grant                1,600       25.9600
                                    June 24, 2004        Option Exercise             6,000       32.7500
The Hon. David R. Peterson, P.C.,
  Q.C.............................  April 22, 2003       Option Grant                2,400       16.8800
                                    November 12, 2003    Option Grant                1,600       25.9600
                                    June 10, 2004        Option Exercise             1,800       28.4100
                                    June 18, 2004        Option Exercise             6,000       32.7500
Loretta A. Rogers.................  November 12, 2003    Option Grant                1,600       25.9600
                                    June 25, 2004        Option Exercise             6,000       32.7500
Arnold J. Stephens................  November 12, 2003    Option Grant               13,200       25.9600
                                    February 6, 2004     Option Exercise            10,000       20.7400
                                    February 17, 2004    Option Exercise            20,000       20.7400
                                    October 28, 2004     Option Exercise            25,000       20.7400
                                    October 28, 2004     Option Exercise             5,200       16.8800
J. Christopher C. Wansbrough......  November 12, 2003    Option Grant                1,600       25.9600

                      OWNERSHIP OF SECURITIES OF OFFERORS

     None of the Corporation, any of its directors or senior officers or, to the knowledge of the directors and officers of the Corporation, after reasonable enquiry, any associate of a director or senior officer of the Corporation, any person or company holding more than 10% of any class of equity securities of the Corporation or any person or company acting jointly or in concert with the Corporation, beneficially owns, directly or indirectly, or exercises control or direction over any outstanding securities of any class of securities of either of the Offerors except:

                                                        NUMBER OF
                         NUMBER OF                         RCI
                          CLASS A                       NON-VOTING
                       VOTING SHARES                      SHARES                          NUMBER OF
                         OWNED OR                        OWNED OR     PERCENTAGE OF    PREFERRED SHARES
                        OVER WHICH     PERCENTAGE OF    OVER WHICH     OUTSTANDING      OWNED OR OVER     PERCENTAGE OF
                        CONTROL OR      OUTSTANDING     CONTROL OR         RCI          WHICH CONTROL      OUTSTANDING
                       DIRECTION IS       CLASS A      DIRECTION IS     NON-VOTING     OR DIRECTION IS      PREFERRED
NAME                     EXERCISED     VOTING SHARES    EXERCISED         SHARES          EXERCISED          SHARES
----                   -------------   -------------   ------------   --------------   ----------------   -------------
Robert F. Berner.....          Nil              Nil         16,322     less than 1%          Nil               Nil
M. Lorraine Daly.....          Nil              Nil          5,813     less than 1%          Nil               Nil
H. Garfield Emerson,
  Q.C. ICD.D.........          Nil              Nil          3,265     less than 1%          Nil               Nil
Ann T. Graham........          Nil              Nil            390     less than 1%          Nil               Nil
Alan D. Horn, CA.....          Nil              Nil         32,623     less than 1%          Nil               Nil
Thomas I. Hull.......      254,200     less than 1%          9,800     less than 1%          Nil               Nil
David P. Miller......          Nil              Nil          3,955     less than 1%          Nil               Nil
David R. Peterson,
  P.C., Q.C..........          Nil              Nil          1,000     less than 1%          Nil               Nil
Edward S. Rogers,
  O.C. (1)...........   51,116,099            90.9%     18,626,225            10.4%          Nil               Nil
Loretta A. Rogers....        1,000     less than 1%         34,265     less than 1%          Nil               Nil

---------------

(1) Mr. Rogers beneficially owns or controls 51,116,099 Class A Voting Shares, representing approximately 90.9% of the issued and outstanding Class A Non-Voting Shares and beneficially owns or controls 18,626,225 RCI Non-Voting Shares representing approximately 10.4% of the issued and outstanding RCI Non-Voting Shares.

                         RELATIONSHIPS BETWEEN OFFERORS
                 AND DIRECTORS AND OFFICERS OF THE CORPORATION

     No arrangements or agreements (including any arrangements or agreements as to any payment or other benefit to be made or given by way of compensation for loss of office or as to the directors or officers of the Corporation remaining in or retiring from office if the Offer is successful) have been made or are proposed to be made between the Offerors and any of the directors or senior officers of the Corporation as a consequence of the Offer.

     The following directors and senior officers of the Corporation are also directors or senior officers of RCI:

M. Lorraine Daly                         Nadir H. Mohamed, CA
H. Garfield Emerson, Q.C., ICD.D.        The Hon. David R. Peterson, P.C., Q.C.
Alan D. Horn, CA                         Edward S. Rogers, O.C.
Thomas I. Hull                           Loretta A. Rogers
Graeme H. McPhail                        J. Christopher C. Wansborough
David P. Miller

      RELATIONSHIPS BETWEEN THE CORPORATION AND ITS DIRECTORS AND OFFICERS

     No arrangements or agreements (including any arrangements or agreements as to any payment or other benefit to be made or given by way of compensation for loss of office or as to the directors or officers of the Corporation remaining in or retiring from office if the Offer is successful) have been made or are proposed to be made between the Corporation and any of its directors or senior officers as a consequence of the Offer.

               INTEREST OF CERTAIN PERSONS IN MATERIAL CONTRACTS

     None of the directors or senior officers of the Corporation nor their respective associates or, to the knowledge of the directors and senior officers of the Corporation, after reasonable enquiry, any person or company who owns more than 10% of any class of equity securities of the Corporation (other than RCI) has any interest in any material contract to which either of the Offerors is a party.

               MATERIAL CHANGES IN THE AFFAIRS OF THE CORPORATION

     Except as otherwise described in the Offer and Circular or this Directors' Circular, none of the directors or senior officers of the Corporation is aware of any information that indicates any material change in the affairs or prospects of the Corporation since the date of its last published financial statements, being its interim unaudited financial statements for the 9 months ended September 30, 2004.

                          RESPONSE OF THE CORPORATION

     There is no transaction, board resolution, agreement in principle or signed contract of the Corporation, other than as described in the Offer and Circular or this Directors' Circular, which has occurred in response to the Offer. No negotiations are underway in response to the Offer which relate to or would result in (i) an extraordinary transaction such as a merger or reorganization involving the Corporation or a subsidiary; (ii) the purchase, sale or transfer of a material amount of assets by the Corporation or a subsidiary; (iii) an issuer bid or other acquisition of securities by the Corporation; or (iv) any material change in the capitalization or dividend policy of the Corporation.

                               OTHER INFORMATION

     Except as otherwise described or referred to in the Offer and Circular, this Directors' Circular, or otherwise publicly disclosed, no other information is known to the directors or senior officers of the Corporation that would reasonably be expected to affect the decision of the holders RWCI Restricted Voting Shares to accept or reject the Offer.

                     STATUTORY RIGHT OF ACTION FOR DAMAGES

     Securities legislation in certain of the provinces and territories of Canada provides shareholders of the Corporation with, in addition to any other rights they may have at law, a right of action for damages if there is a misrepresentation in a circular or notice that is required to be delivered to them. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a legal advisor.

     Such rights are in addition to and without derogation from any other rights such shareholder may have.

                            APPROVAL AND CERTIFICATE

DATED: November 24, 2004

     The contents of this Directors' Circular have been approved, and the delivery thereof has been authorized, by the Board of Directors.

     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offer.

                      On behalf of the Board of Directors

            (Signed) JAMES C. GRANT                       (Signed) GEORGE A. FIERHELLER
                    Director                                         Director

                                    CONSENT

To: The Board of Directors of
  Rogers Wireless Communications Inc.

     We hereby consent to the reference to the valuation and fairness opinion of our firm and the inclusion of the text of our valuation and fairness opinion dated November 22, 2004, in the Directors' Circular of Rogers Wireless Communications Inc.

                                                 (Signed) BMO Nesbitt Burns Inc.

Toronto, Ontario

                                  SCHEDULE "A"

                         VALUATION AND FAIRNESS OPINION

(BMO NESBITT BURNS LOGO)                          INVESTMENT & CORPORATE BANKING
                                                  1 First Canadian Place
                                                  4th Floor, P.O. Box 150
                                                  Toronto, ON M5X 1H3
                                                  Tel.: (416) 359-4001



November 22, 2004


The Independent Committee of the Board of Directors
Rogers Wireless Communications Inc.
One Mount Pleasant Road
Toronto, Ontario
M4Y 2Y5


Dear Sirs:


BMO Nesbitt Burns Inc. ("BMO Nesbitt Burns") understands that Rogers Communications Inc. ("RCI") has proposed a share exchange take-over bid for all of the outstanding Rogers Wireless Communications Inc. (the "Corporation) Class B Restricted Voting shares ("RWCI Restricted Voting Shares") not owned by RCI on the basis of 1.75 RCI Class B Non-Voting shares ("RCI Non-Voting Shares") for each RWCI Restricted Voting Share held (the "Transaction"). BMO Nesbitt Burns also understands that RCI intends to take up and pay for any and all of the publicly held shares that are tendered to the offer regardless of the actual number of shares tendered, and that if a sufficient number of shares are acquired under the offer, it is RCI's current intention that it would acquire the remaining publicly held Corporation shares pursuant to a subsequent compulsory acquisition or going private transaction. RCI currently owns 100% of the Corporation's Class A Multiple Voting shares and approximately 81% of the RWCI Restricted Voting Shares, representing an approximate 89% equity interest and an approximate 98% voting interest in the Corporation.

BMO Nesbitt Burns further understands that further details of the Transaction will be provided in the take-over bid circular to be mailed to the holders of RWCI Restricted Voting Shares (the "Circular") and in the Directors' Circular of the Corporation (the "Directors' Circular"). BMO Nesbitt Burns also understands that the Transaction is an "Insider Bid", as such term is defined in Rule 61-501 of the Ontario Securities Commission ("Rule 61-501") and Policy Q-27 of the Quebec Autorite des marches financiers (collectively, the "Rules"), and that the Circular will be prepared by RCI in compliance with applicable laws, regulations, policies and rules (including the Rules).



A member of BMO [LOGO] Financial Group
________________________________________________________________________________

                   All insurance products are offered through BMO Nesbitt Burns Financial Services Inc.

BMO Nesbitt Burns understands that a committee of members of the Board of Directors of the Corporation (the "Board"), who are independent of RCI and its principals (the "Independent Committee"), has been constituted to supervise the preparation of a formal valuation and to report to the Board with its recommendations in respect of the Transaction.

The Independent Committee has retained BMO Nesbitt Burns to prepare and deliver to the Independent Committee a formal valuation (the "Formal Valuation") of the RWCI Restricted Voting Shares in accordance with the requirements of the Rules and the Minority Shareholder Protection Agreement (the "MSPA") dated August 7, 1991 entered into by RCI and the Corporation, and to provide its opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, of the consideration offered under the Transaction to the holders of RWCI Restricted Voting Shares other than RCI (the "Minority Shareholders").


ENGAGEMENT OF BMO NESBITT BURNS

The Independent Committee first contacted BMO Nesbitt Burns on September 30, 2004 regarding a potential advisory assignment in connection with a possible transaction involving a formal valuation of the Corporation. BMO Nesbitt Burns was formally retained by the Independent Committee to prepare, if requested, an independent formal valuation in respect of such possible transaction, which at the time was contemplated to be a possible substantial issuer bid by the Corporation, pursuant to a letter agreement dated October 19, 2004 (the "Original Engagement Agreement"). On November 11, 2004 an amending letter dated November 10, 2004 amending the Original Engagement Agreement to reflect the Transaction (the Original Engagement Letter, as so amended, being the "Engagement Agreement") was executed. The terms of the Engagement Agreement provide that BMO Nesbitt Burns is to be paid a total fee of $1,300,000 for the services to be rendered thereunder. In addition, BMO Nesbitt Burns is to be reimbursed for its reasonable out-of-pocket expenses, including fees paid to its legal counsel in respect of advice rendered to BMO Nesbitt Burns in carrying out its obligations under the Engagement Agreement, and is to be indemnified by the Corporation in certain circumstances. No part of BMO Nesbitt Burns' fee is contingent upon the outcome of the Transaction or any other transaction.

On October 25, 2004, BMO Nesbitt Burns met with the Independent Committee to present BMO Nesbitt Burns' update on the process with respect to the assessment of the value of the RWCI Restricted Voting Shares. On November 1, 2004, BMO Nesbitt Burns provided the Independent Committee with a further update on the status of the valuation work, advising the Independent Committee that BMO Nesbitt Burns had completed a series of meetings with the Corporation's senior management ("Management") and had received access to all required information. After further due diligence and analysis, BMO Nesbitt Burns met again with the Independent Committee on November 9, 2004 to review its subsequent work and orally communicated BMO Nesbitt Burns' preliminary view that the value of the RWCI Restricted Voting Shares was in a range of $46.00 to $54.00 per share. BMO Nesbitt Burns submitted to the Independent Committee a written valuation presentation on November 11, 2004. On November 11, 2004, RCI publicly announced that it had proposed the Transaction. On November 16, 2004 BMO Nesbitt Burns conducted a due diligence question and answer session with senior officers of RCI. On November 18, 2004, BMO Nesbitt Burns met with the Independent Committee and reviewed the consideration offered under the Transaction, confirmed the preliminary valuation range of the RWCI Restricted Voting Shares and preliminarily confirmed that the proposed share exchange ratio was fair from a financial point of view, all subject to completion of due diligence. On November 22, 2004, having completed its updating diligence and internal review and approval processes, BMO Nesbitt Burns met with the Independent Committee and reconfirmed, and delivered its final valuation report setting forth, its formal valuation range of $46.00 to $54.00 per share for the RWCI Restricted Voting Shares and opined that the consideration offered under the Transaction is fair, from a financial point of view, to the Minority Shareholders.


CREDENTIALS OF BMO NESBITT BURNS

BMO Nesbitt Burns is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment research and investment management. BMO Nesbitt Burns has been a financial advisor in a significant number of transactions throughout North America involving public companies in various industry sectors and has extensive experience in preparing valuations and fairness opinions.

The Formal Valuation and the Fairness Opinion as of November 22, 2004 expressed herein represent the opinions of BMO Nesbitt Burns and the form and content hereof have been approved by a group of BMO Nesbitt Burns' directors and officers, each of whom is experienced in mergers and acquisitions, divestitures, valuations and fairness opinions.


INDEPENDENCE OF BMO NESBITT BURNS

BMO Nesbitt Burns acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had, and may in the future have, positions in the securities of the Corporation, Microcell Communications Inc. ("Microcell"), RCI or their respective associates or affiliates and, from time to time, may have executed, or may execute, transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, BMO Nesbitt Burns conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Corporation, RCI or their respective associates or affiliates or the Transaction.

In addition, in the ordinary course of its business, BMO Nesbitt Burns or its controlling shareholder, Bank of Montreal (the "Bank") or any of their affiliated entities may have extended or may extend loans, or may have provided or may provide other financial services, to the Corporation, Microcell, RCI or their respective associates or affiliates. Except as expressed herein, there are no understandings, agreements or commitments between BMO Nesbitt Burns and the Corporation or RCI or any of their respective associates or affiliates with respect to any future business dealings.

None of BMO Nesbitt Burns, the Bank or any of their affiliated entities (as such term is defined for purposes of the Rules:

     (a) is an associated or affiliated entity or issuer insider (as such terms are defined for purposes of the Rules of the Corporation or RCI or their respective associates or affiliates;

     (b)  is an advisor to RCI in connection with the Transaction;

     (c) is a manager or co-manager of a soliciting dealer group formed in respect of the Transaction (or a member of such a group performing services beyond the customary soliciting dealer's functions or receiving more than the per security or per security holder fees payable to the other members of the group); or

     (d) has a financial incentive in respect of the conclusions reached in the Formal Valuation or the Fairness Opinion or has a material financial interest in the completion of the Transaction.

There are no agreements or understandings between BMO Nesbitt Burns and any interested parties in the Transaction concerning future business relationships. Affiliates of BMO Nesbitt Burns have (non-lead) roles in the underwriting syndicate for the proposed high yield debt offerings by the Corporation and its affiliates which roles are not, to the knowledge of BMO Nesbitt Burns, related in any manner to the engagement hereunder and do not affect BMO Nesbitt Burns' view as to its independence as expressed above. The Corporation and the Independent Committee have acknowledged that such roles do not affect their assessment of BMO Nesbitt Burns' independence for purposes of this engagement.

BMO Nesbitt Burns is of the view that it is "independent" of all interested parties in the Transaction for the purposes of the Rules.


SCOPE OF REVIEW

In connection with the Formal Valuation and the Fairness Opinion, BMO Nesbitt Burns reviewed, considered and relied upon (without attempting to verify independently the completeness or accuracy thereof) or carried out, among other things, the following:

     o    November 22, 2004 drafts of the Circular and Directors' Circular;

     o audited consolidated financial statements of the Corporation, Microcell and RCI for the five years ended and as at December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002, and
          December 31, 2003;

     o unaudited consolidated interim financial statements of the Corporation, Microcell and RCI for the period ended and as at March 31, 2004, June 30, 2004 and September 30, 2004, with comparative figures for the period ended and as at March 31, 2003, June 30, 2003 and September 30, 2003;

     o management's discussion and analysis of the financial condition and results of the operations of the Corporation, Microcell and RCI for the five years ended and as at December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002, and December 31, 2003 and for the period ended March 31, 2004, June 30, 2004 and September 30, 2004;

     o annual reports of the Corporation, Microcell and RCI for the fiscal years ended December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002, and December 31, 2003;

     o annual information forms of the Corporation, Microcell and RCI for the fiscal years ended December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002, and December 31, 2003;

     o notices of annual meetings of shareholders and management information circulars of the Corporation dated March 5, 2001, April 19, 2003 and April 19, 2004;

     o information circular and proxy statement pertaining to a plan of reorganization under CCAA for Microcell dated February 17, 2003;

     o press release issued by the Corporation on November 11, 2004 concerning the Transaction;

     o Support Agreement dated September 19, 2004 between Microcell and the Corporation;

     o the Corporation's take-over bid circular for Microcell dated September 30, 2004 and Microcell Director's Circular dated September 30, 2004;

     o Telus Corporation's take-over bid circular for Microcell dated May 17, 2004 and Microcell's Director's Circular rejecting the bid dated May 28, 2004;

     o the offering memorandum dated February 17, 2004 for Rogers Wireless Inc., an operating subsidiary of the Corporation, relating to the issuance of senior notes;

     o the preliminary offering memorandum dated November 15, 2004 for Rogers Wireless Inc., an operating subsidiary of the Corporation, relating to the issuance of senior notes;

     o 2004-2006 Corporation strategic plan (the "Strategic Plan") dated February 3, 2004, presented to the Board;

     o document presented by the Corporation to credit rating agencies during the week of October 25, 2004;

     o Board presentation regarding Microcell acquisition (dated September 16, 2004);

     o selected projected financial information for the Corporation dated October 29, 2004 for the fiscal year 2005 (the "2005 Budget") prepared by Management;

     o projected financial information for the Corporation for the fiscal years ending December 31, 2004 through to December 31, 2009 prepared by Management (the "Management Forecast") and confirmed as at November 11, 2004 and re-confirmed as at November 22, 2004;

     o discussions with Management with respect to the information referred to above and other issues considered relevant, including the outlook for the Corporation (pro forma the Microcell acquisition);

     o representations contained in a certificate addressed to BMO Nesbitt Burns dated November 10, 2004 from senior officers of the Corporation (and confirmation of such certificate dated and delivered as of the date hereof, as so confirmed the "Certificate") as to, among other things, the completeness and accuracy of the information upon which the Formal Valuation and the Fairness Opinion are based;

     o    discussions with members of the Independent Committee;

     o discussions with Ogilvy Renault, legal counsel to the Independent Committee;

     o    discussions with management and counsel of RCI;

     o various research publications prepared by equity research analysts and independent market researchers regarding the wireless industry, the Corporation, Microcell, RCI and other selected public companies considered relevant;

     o public information relating to the business, operations, financial performance and stock trading history of the Corporation, Microcell, RCI and other selected public companies considered relevant;

     o public information with respect to transactions of a comparable nature considered relevant;

     o such other corporate, industry and financial market information, investigations and analyses as BMO Nesbitt Burns considered necessary or appropriate in the circumstances.

BMO Nesbitt Burns has not, to the best of its knowledge, been denied access by the Corporation to any information requested by BMO Nesbitt Burns. BMO Nesbitt Burns had a due diligence discussion with senior officers of RCI and was not denied any information. As the auditors of the Corporation declined to accept responsibility for any reliance that BMO Nesbitt Burns might place upon information provided by them as a part of any due diligence review, BMO Nesbitt Burns did not meet with the auditors and has assumed the accuracy and fair presentation of and relied upon audited financial statements of the Company and the reports of the auditors thereon.


PRIOR VALUATIONS

The Corporation and RCI have represented to BMO Nesbitt Burns that there have not been any prior valuations (as defined in the Rules) of the Corporation, Microcell or RCI or their respective material assets or securities in the past 24-month period.


ASSUMPTIONS AND LIMITATIONS

In accordance with the Engagement Agreement, BMO Nesbitt Burns has relied upon, and has assumed the completeness, accuracy and fair presentation of, all financial and other information, data, advice, opinions and representations obtained by it from public sources or provided by the Corporation, RCI, associates, affiliates, consultants, advisors and representatives including information, data, and other materials filed on SEDAR and on EDGAR (collectively, the "Information"). The Formal Valuation and the Fairness Opinion are conditional upon the completeness, accuracy and fair presentation of the said information. Subject to the exercise of its professional judgment, BMO Nesbitt Burns has not attempted to verify independently the completeness, accuracy or fair presentation of the Information.

BMO Nesbitt Burns has assumed that the forecasts, projections, estimates and budgets of the Corporation (pro forma the Microcell acquisition) provided to us and used in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Management and their respective associates and affiliates as to matters covered thereby.

Senior officers of the Corporation have represented to BMO Nesbitt Burns in the Certificate that, among other things:

     i. With the exception of forecasts, projections or estimates referred to in paragraph (ii) or except as disclosed in writing by the Corporation to BMO Nesbitt Burns in connection with its engagement, the Information, provided by or on behalf of the Corporation or any of its subsidiaries to BMO Nesbitt Burns in connection with its engagement is, or in the case of historical information was, at the date of preparation, to the best of each of the senior officer's knowledge, true and accurate in all material respects and does not or did not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances in which such statements were made.

     ii. With respect to any portions of the Information that constitute forecasts, projections or estimates provided to BMO Nesbitt Burns in connection with its engagement, such forecasts, projections or estimates (i) were prepared using the probable courses of actions to be taken during the period covered thereby and the assumptions identified therein, which in the reasonable belief of the Management of the Corporation are (or were at the time of preparation) reasonable in the circumstances; and (ii) are not, in the reasonable belief of the Management of the Corporation, misleading in any material respect in light of the assumptions used or in light of any developments since the time of their preparation.

     iii. To the extent that any of the Information is historical, there have been no changes or occurrences since the respective dates thereof that render, or could reasonably be expected to render, any of that Information untrue or misleading in any material respect that have not been generally disclosed and reflected in documents filed on SEDAR or disclosed in writing by the Corporation to BMO Nesbitt Burns in connection with its engagement or updated by more current information, data or other materials provided to BMO Nesbitt Burns in writing.

     iv. Since the dates on which the Information was provided to BMO Nesbitt Burns, no transaction material to the engagement of BMO Nesbitt Burns has been entered into or contemplated by the Corporation, and there is no plan or proposal for any restructuring of, or material changes in, the business or affairs of the Corporation or any of its divisions, subsidiaries or other material interests, which has not been disclosed to BMO Nesbitt Burns or otherwise publicly disclosed and reflected in documents filed on SEDAR.

     v. The Corporation and its divisions, subsidiaries and other material interests have no material contingent liabilities or assets other than as disclosed in the Information.

     vi. Except as publicly disclosed and reflected in documents filed on SEDAR or as disclosed to BMO Nesbitt Burns by the Corporation in writing in connection with its engagement, to the best of the Corporation's knowledge,

          a) the Corporation has no plans, and Management is not aware of any circumstances or developments, that could reasonably be expected to have a material effect on the assets, liabilities, financial condition, prospects or affairs of the Corporation;

          b) there are no appraisals or valuations known to Management relating to the Corporation or any of its securities or material assets or subsidiaries, including Microcell, that have been prepared in the preceding 24 months, and no valuation or appraisal relating to any of the foregoing has been commissioned by or on behalf of the Corporation or any of its subsidiaries or is known to Management to be in the course of preparation;

          c) no offers or negotiations relating to the purchase or sale of any material assets of the Corporation or with respect to all or a material portion of the securities of the Corporation have been made or received in the preceding 24 months;

          d) neither the Corporation nor any subsidiaries of the Corporation has any material contingent liability or contingent asset on a consolidated or non-consolidated basis; and

          e) there are no actions, suits, proceedings or inquiries pending or threatened against or affecting the Corporation or any of the subsidiaries of the Corporation at law or in equity or before any federal, state, provincial, municipal or other governmental department, court, commission, bureau, board, agency or instrumentality, which could reasonably be expected to materially and adversely affect the Corporation or any of its subsidiaries.

    vii. There are no facts regarding the Corporation or any of its subsidiaries, assets, liabilities, affairs, prospects or condition (financial or otherwise) that have not been disclosed to BMO Nesbitt Burns in the Information that could reasonably be expected to materially affect the Corporation or any of its subsidiaries, the RWCI Restricted Voting Shares or the Formal Valuation and the Fairness Opinion.

    viii. There is no fact regarding RCI or any of its subsidiaries, assets, liabilities, affairs, prospects or condition (financial or otherwise) that have not been disclosed to BMO Nesbitt Burns in the Information that could reasonably be expected to materially affect RCI, the RCI Shares or the Fairness Opinion.

    ix. The Corporation has complied in all material respects with the terms and conditions of the Engagement Agreement.


The Formal Valuation and the Fairness Opinion are rendered on the basis of securities markets, economic, financial and general business conditions prevailing as of November 22, 2004, and the condition and prospects, financial and otherwise, of the Corporation, subsidiaries and other material interests as they were reflected in the Information reviewed by BMO Nesbitt Burns. In its analyses and in preparing the Formal Valuation and the Fairness Opinion, BMO Nesbitt Burns made numerous judgments with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. All financial figures herein are expressed in Canadian dollars except where otherwise noted. Certain figures have been rounded for presentation purposes.

The Formal Valuation and the Fairness Opinion are provided as of November 22, 2004, and BMO Nesbitt Burns disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Formal Valuation or the Fairness Opinion of which it may become aware after November 22, 2004. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Formal Valuation or the Fairness Opinion after such date, BMO Nesbitt Burns reserves the right to change, modify or withdraw the Formal Valuation or the Fairness Opinion.

The Formal Valuation and the Fairness Opinion have been prepared and provided solely for the use of the Independent Committee and the Board and for inclusion in the Circular and the Corporation's Director's Circular relating to the Transaction ("Director's Circular"), and may not be used or relied upon by any other person without our express prior written consent. Subject to the terms of the Engagement Agreement, BMO Nesbitt Burns consents to the publication of the Formal Valuation and the Fairness Opinion in their entirety and a summary thereof (in a form acceptable to BMO Nesbitt Burns) in the Circular and Director's Circular relating to the Transaction and to the filing thereof, as necessary, by the Corporation with the securities commissions or similar regulatory authorities in Canada and the U.S.

We express no opinion herein concerning the future trading prices of the securities of the Corporation or RCI and make no recommendation to the Minority Shareholders with respect to the Transaction.

BMO Nesbitt Burns has based the Formal Valuation and the Fairness Opinion upon a variety of factors. Accordingly, BMO Nesbitt Burns believes that its analyses must be considered as a whole. Selecting portions of its analyses or the factors considered by BMO Nesbitt Burns, without considering all factors and analyses together, could create a misleading view of the process underlying the Formal Valuation and the Fairness Opinion. The preparation of a valuation is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.


OVERVIEW OF THE CORPORATION

The Corporation is a leading Canadian wireless communications service provider, serving more than 4.2 million customers at September 30, 2004, including over
4.0 million wireless voice and data subscribers and approximately 211,000 one-way messaging (paging) subscribers. The Corporation operates both a GSM(1)/GPRS(2) network, with EDGE(3) technology, and a seamless integrated TDMA(4) and analog cellular network. The GSM/GPRS/EDGE network provides coverage to approximately 93% of Canada's population. The seamless TDMA and analog network provides coverage to approximately 85% of the Canadian population in digital mode, and approximately 93% of the population in analog mode. The Corporation estimates that its more than 4.0 million wireless voice and data subscribers represent approximately 13.6% of the Canadian population residing in its coverage area and approximately 28% of the wireless voice and data subscribers in Canada. Subscribers to its wireless services have access to these services in the United States through the Corporation's roaming agreements with various U.S. wireless operators. The Corporation's subscribers also have wireless access internationally in over 140 countries, including throughout Europe, Asia and Latin America, through roaming agreements with other wireless providers. The

------------
(1) GSM - Global System for Mobile Communication
(2) GPRS - General Packet Radio Service
(3) EDGE - Enhanced Data for GSM Evolution
(4) TDMA - Time Division Multiple Access

Corporation is a public company, and was 89.2% owned by RCI at October 31, 2004, with the balance publicly held.

On September 20, 2004, the Corporation announced an agreement with Microcell to make an all cash offer of $35.00 per share to acquire Microcell, Canada's fourth largest wireless communications provider. The Corporation announced the successful completion of that acquisition on November 11, 2004. The Corporation expended approximately $1.6 billion in connection with its acquisition of Microcell, including the repayment of Microcell's bank debt and swap obligations, prepayment penalties, investment banking advisory fees and other related costs, net of Microcell's cash on hand. On a pro forma basis with the acquisition of Microcell, the Corporation became the largest wireless operator in Canada with more than 5.5 million customers, including approximately 5.3 million wireless voice and data customers.

For the twelve months ended September 30, 2004, the Corporation (excluding Microcell) had revenue of $2,560.0million, earnings before interest, depreciation, amortization and taxes ("EBITDA") of $891.0 million and net income of $162.6 million. At September 30, 2004 the Corporation (excluding Microcell) had total assets of $3,201.2 million and net debt of $1,947.2 million.

HISTORICAL FINANCIAL INFORMATION

The following table summarizes the Corporation's consolidated operating results for the five fiscal years up to and including the fiscal year ended December 31, 2003 and for the nine months ended September 30, 2004 and September 30, 2003:

                                                                                                                  Unaudited
                                                                                                          -------------------------
                                                                                                          NINE MONTHS   NINE MONTHS
                                                                  FISCAL YEAR                                ENDED         ENDED
                                         --------------------------------------------------------------    Sept. 30,     Sept. 30,
                                            1999         2000         2001         2002         2003          2003          2004
                                         ----------   ----------   ----------   ----------   ----------   -----------   -----------
FINANCIAL PERFORMANCE ($ thousands)
Postpaid (voice and data).............   $1,171,471   $1,350,587   $1,464,423   $1,628,095   $1,911,073    $1,408,324    $1,678,470
Prepaid...............................       23,849       42,530       71,068       91,151       91,255        64,013        75,211
One-way messaging.....................       51,793       55,992       43,632       35,238       27,565        21,123        18,652
                                         ----------   ----------   ----------   ----------   ----------    ----------    ----------
Network revenue.......................    1,247,113    1,449,109    1,579,123    1,754,484    2,029,893     1,493,460     1,772,333
Equipment revenue.....................      107,252       95,774       61,766      137,030      177,901       124,735       197,564
Total operating revenue...............    1,354,365    1,544,883    1,640,889    1,891,514    2,207,794     1,618,195     1,969,897
Operating profit (1)..................      412,477      400,550      401,261      516,681      716,236       552,149       727,535
Operating Margin......................        30.5%        25.9%        24.5%        27.3%        32.4%         34.1%         36.9%
Net income (loss).....................        8,582     (90,667)    (224,692)     (90,705)      137,841       136,490       161,202
Cash flow from operations (2).........      318,960      262,870      211,773      310,641      521,957       402,591       573,216
PP&E expenditures (excluding spectrum
   licence costs) (3).................      400,959      525,993      654,457      564,552      411,933       292,865       305,790
Per share
Weighted average outstanding shares -
   diluted (000s).....................      103,902      122,366      135,652      141,608      141,773       141,957       143,672
Net income (loss) per share - basic...         0.08       (0.74)       (1.66)       (0.64)         0.97          0.96          1.13

------------
1. Operating profit is defined as net income before depreciation and amortization, interest expense, income taxes, non-operating items and special charges and is often referred to as EBITDA
2.   Cash flow from operations before changes in non-cash operating items
3. Spectrum licences for the deployment of next generation wireless services across Canada were acquired in February 2001 at a total cost of $396.8 million

Source: Corporation's public filings.

The following table summarizes the Corporation's consolidated balance sheet statements as at the end of the fiscal years 1999 to 2003, and as at the end of the nine months in fiscal years 2004 and 2003:

                                                                                                                   Unaudited
                                                                                                            ------------------------
                                                           AS AT THE END OF FISCAL YEAR                        AS AT         AS AT
                                        -----------------------------------------------------------------    SEPT. 30,     SEPT. 30,
($ thousands)                              1999         2000          2001          2002          2003         2003          2004
                                        ----------   ----------    ----------    ----------    ----------   ----------    ----------
Cash................................             -            -             -        10,068             -            -      $111,291
Other current assets................       179,564      215,696       258,293       289,907       363,829      369,950       401,856
Property, plant and equipment.......     1,778,545    1,972,110     2,252,328     2,371,133     2,299,919    2,302,200     2,249,063
Other...............................       194,069      221,481       716,040       631,604       443,595      467,851       439,020
                                        ----------   ----------    ----------    ----------    ----------   ----------    ----------
TOTAL ASSETS........................    $2,152,178   $2,409,287    $3,226,661    $3,302,712    $3,107,343   $3,140,001    $3,201,230
                                        ==========   ==========    ==========    ==========    ==========   ==========    ==========

Current liabilities.................      $396,969     $394,876      $367,033      $507,789      $437,813     $484,319      $366,765
Long-term debt......................     1,483,215    1,540,013     2,471,287     2,472,620     2,070,761    2,111,654     1,946,308
Other long-term liabilities.........                    284,450             -        21,847       155,689      105,015       256,798
Shareholders' equity................       271,994      189,948       388,341       300,456       443,080      439,013       631,359
                                        ----------   ----------    ----------    ----------    ----------   ----------    ----------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY................    $2,152,178   $2,409,287    $3,226,661    $3,302,712    $3,107,343   $3,140,001    $3,201,230
                                        ==========   ==========    ==========    ==========    ==========   ==========    ==========

Source: Corporation's public filings


The following table summarizes Microcell's consolidated operating results for the five fiscal years up to and including the fiscal year ended December 31, 2003 and for the nine months ended September 30, 2004 and September 30, 2003:

                                                                                PRE-RE-    POST-RE-
                                                                                ORGANIZA-  ORGANIZA-
                                                                                TION       TION             UNAUDITED
                                                                                ---------  ---------  --------------------
                                                                                 FOUR       EIGHT      FIVE       NINE
                                                                                 MONTHS     MONTHS     MONTHS     MONTHS
                                             AS AT THE END OF FISCAL YEAR        ENDED      ENDED      ENDED      ENDED
                                    ------------------------------------------  Apr. 30,   Dec. 31,   Sept. 30,  Sept. 30,
                                      1999       2000       2001       2002       2003       2003       2003       2004
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
FINANCIAL PERFORMANCE ($ thousands)
Services .......................... $ 228,375  $ 365,665  $ 509,082  $ 566,706  $ 170,196  $ 357,483  $ 222,866  $ 445,935
Products ..........................    32,091     40,321     32,408     24,356      7,498     35,610     18,793     36,168
Total operating revenue ...........   260,466    405,986    541,490    591,062    177,694    393,093    241,659    482,103
Operating profit (1) ..............  (162,982)  (112,332)    (9,803)    91,012     38,556     48,021     49,690     90,386
Operating Margin ..................    -62.6%     -27.7%      -1.8%       15.4%      21.7%      12.2%      20.6%      20.3%
Net income (loss) .................  (393,637)  (268,427)  (498,485)  (570,501)    45,517      4,959     16,207    (22,998)
Cash flow from operations (2) .....  (189,098)  (136,693)   (69,951)   (71,020)   (12,148)    36,938     34,411     41,411
PP&E expenditures .................   133,572    257,191    277,395    124,683      5,500     67,318     30,648    198,159
Per share
Weighted average outstanding shares
   - diluted (000s) ...............    82,861     97,244    112,524    240,457    240,470     22,899    263,358     24,236
Net income (loss) per share .......     (4.75)     (2.76)     (4.43)     (2.37)      0.19       0.22       0.06      (0.95)

-----------
1. Operating profit is defined as net income before depreciation and amortization, interest expense, income taxes, non-operating items and special charges and is often referred to as EBITDA
2.   Cash flow from operations before changes in non-cash operating items

Source: Microcell's public filings

The following table summarizes Microcell's consolidated balance sheet statements as at the end of the fiscal years 1999 to 2003, and as at the end of the nine months in fiscal years 2004 and 2003:

                                                                                               POST-
                                                                                          REORGINIZATION          Unaudited
                                                                                         ---------------   -------------------------
                                             AS AT THE END OF FISCAL YEAR                      AS AT          AS AT         AS AT
                                ------------------------------------------------------        DEC. 31,       SEPT. 30,     SEPT. 30,
($ thousands)                       1999          2000          2001          2002             2003            2003          2004
                                -----------   -----------    -----------   -----------   ---------------   -----------   -----------
                                                                                                                   Unaudited
Cash ........................   $   125,932   $    87,378    $    19,005   $    26,979     $    43,094     $   147,037   $   110,977
Short-term investments ......        24,377       196,667        159,524        83,345          60,927              --        22,804
Other current assets ........       103,235       153,677        146,963       121,032         148,028         120,381       200,425
Property, plant and equipment       515,645       662,411        764,048       655,646         318,041         296,456       462,161
Other .......................        45,949       109,093        305,719        15,062         238,616         233,591       264,178
                                -----------   -----------    -----------   -----------     -----------     -----------   -----------
TOTAL ASSETS ................   $   815,138   $ 1,209,226    $ 1,395,259   $   902,064     $   808,706     $   797,465   $ 1,060,545
                                ===========   ===========    ===========   ===========     ===========     ===========   ===========

Current liabilities .........   $   110,121   $   191,499    $   161,417   $   166,612     $   149,608     $   118,783   $   197,109
Long-term debt ..............     1,499,456     1,680,699      1,887,048     2,032,678         315,164         323,500       385,356
Other long-term liabilities .         4,310         4,589         73,519            --              --              --            --
Shareholders' equity ........      (798,749)     (667,561)      (726,725)   (1,297,226)        343,934         355,182       478,080
                                -----------   -----------    -----------   -----------     -----------     -----------   -----------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY  .......   $   815,138   $ 1,209,226    $ 1,395,259   $   902,064     $   808,706     $   797,465   $ 1,060,545
                                ===========   ===========    ===========   ===========     ===========     ===========   ===========

Source: Microcell's public filings



PRO FORMA FINANCIALS

The following table summarizes select unaudited pro forma (including Microcell) consolidated operating information for the nine months ended September 30, 2004 and year ended December 31, 2003 and balance sheet data for the period ending September 30, 2004.

                      UNAUDITED PRO FORMA CONSOLIDATED DATA

                                                    YEAR ENDED       9 MONTHS ENDED
                                                   DEC 31 2003        SEPT 30 2004
                                                  -------------      --------------
STATEMENT OF INCOME DATA:
Operating revenue...............................    $2,761,713         $2,429,950
Cost of equipment sales ........................       497,739            440,568
Sales and marketing expenses....................       446,860            348,695
Operating, general and administrative expenses..     1,006,925            837,557
Management fees.................................        11,336              8,756
                                                    ----------         ----------
Operating profit................................    $  798,853         $  794,374
Other...........................................             -              9,668
Depreciation and amortization...................       637,660            426,995
                                                    ----------         ----------
Operating income................................    $  161,193         $  357,711
Interest expense, net...........................       491,171            321,278
Foreign exchange loss (gain)....................      (285,721)            62,126
Loss on repayment on long-term debt.............                            9,046
Change in the fair value of derivative
   instruments..................................                            2,313
Other expense (income), net.....................        (4,357)            (1,532)
                                                    ----------         ----------
Loss before income taxes........................    $  (39,900)        $  (35,520)
Income taxes....................................         4,776              6,905
                                                    ----------         ----------
Loss for the period.............................    $  (44,676)        $  (42,425)
                                                    ==========         ==========
Basic and diluted loss per share................    $    (0.44)        $    (0.33)

                                                                         AS AT
                                                                     SEPT 30, 2004
                                                                     --------------
BALANCE SHEET DATA:
Property, plant and equipment, net.................................   $ 2,418,263
Goodwill...........................................................       893,425
Total assets.......................................................     6,810,571
Long-term debt.....................................................     5,194,444
Shareholder's equity (deficiency)..................................       631,359

Source: The Corporation


RWCI RESTRICTED VOTING SHARES TRADING INFORMATION

The RWCI Restricted Voting Shares are listed on the Toronto Stock Exchange (the "TSX") under the symbol RCM.NV.B and on the New York Stock Exchange ("NYSE") under the symbol RCN. The following table sets forth, for the periods indicated, the low and high closing prices of the RWCI Restricted Voting Shares and the volumes traded on both the TSX and NYSE:

                              RWCI RESTRICTED VOTING SHARES    RWCI RESTRICTED VOTING SHARES
                              -----------------------------    -----------------------------
                              TSX CLOSING PRICE                NYSE CLOSING PRICE
PERIOD                               (C$)           VOLUME            (US$)           VOLUME
---------------------------   -----------------     -------    ------------------     ------
                               High        Low      (000's)     High         Low      (000's)
                              ------     ------     ------     ------      ------     ------
2003
January ...................   $17.35     $14.14      1,076     $11.39      $ 9.08         81
February ..................    17.00      14.87        533      11.30        9.85        101
March .....................    16.30      13.61        959      10.99        9.17         78
April .....................    19.30      15.85        648      13.56       10.85         60
May .......................    21.00      18.50        740      15.29       13.05        123
June ......................    23.28      20.76        552      17.36       15.20         86
July ......................    24.15      22.25        334      17.17       16.36         77
August ....................    23.85      20.72        447      16.98       14.90         61
September .................    21.74      20.70        603      15.92       14.97         55
October ...................    25.85      21.92      1,846      19.65       16.33        354
November ..................    28.24      25.50      1,302      21.45       19.15        304
December ..................    28.95      26.30        960      22.28       20.27        239
January 1 to December 31 ..    28.95      13.61     10,001      22.28        9.08      1,617

2004
January ...................   $36.53     $28.25      1,643     $28.15      $21.88        677
February ..................    36.27      33.75      1,267      27.16       25.32        327
March .....................    34.90      32.30        985      26.45       24.35        230
April .....................    36.75      33.30      1,752      27.14       24.42        334
May .......................    37.20      31.06      2,108      27.30       22.42        420
June ......................    36.66      34.91      1,232      27.16       25.59        165
July ......................    39.25      35.76      1,368      29.57       27.05        649
August ....................    39.99      39.00        695      30.59       28.84        439
September .................    40.00      36.05      1,735      31.42       27.97        406
October ...................    46.10      39.69        695      37.55       31.44        189
November 1 to November 10 .    45.60      42.75        211      38.02       35.29        187
November 11 to November 19     52.50      49.30      3,509      43.96       41.17        233
January 1 to November 19 ..    52.50      28.25     17,200      43.96       21.88      4,256


The closing price of the RWCI Restricted Voting Shares on the TSX on November 10, 2004, the trading day immediately prior to the announcement of the Transaction, was $43.17.


VALUATION OF THE RWCI RESTRICTED VOTING SHARES

DEFINITION OF FAIR MARKET VALUE

For the purposes of the Formal Valuation, fair market value means the highest price, expressed in terms of money or money's worth, available in an open and unrestricted market between informed and prudent parties, each acting at arm's length, where neither party is under any compulsion to act.

In accordance with the Rules and the MSPA, BMO Nesbitt Burns has made no downward adjustment to the fair market value of the RWCI Restricted Voting Shares to reflect the liquidity of the RWCI Restricted Voting Shares, the effect of a transaction pursuant to which the controlling shareholder would acquire all of the RWCI Restricted Voting Shares not owned by the controlling shareholder or the fact that the RWCI Restricted Voting Shares held by individual shareholders do not form part of a controlling interest. A valuation prepared on the foregoing basis is referred to as an "en bloc" valuation.

APPROACH TO VALUE

The Formal Valuation is based upon techniques and assumptions that BMO Nesbitt Burns considered appropriate in the circumstances for the purposes of arriving at an opinion as to the range of fair market values of the RWCI Restricted Voting Shares. The fair market value of the RWCI Restricted Voting Shares was analyzed on a going concern basis, which included the acquisition of Microcell and is expressed on a per share basis.

The Formal Valuation and the Fairness Opinion have been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the IDA, but the IDA has not been involved in the preparation or review of either the Formal Valuation or the Fairness Opinion.


VALUATION METHODOLOGIES AND ANALYSIS

For the purposes of determining the value of the RWCI Restricted Voting Shares, BMO Nesbitt Burns relied on three methodologies:

     o    discounted cash flow ("DCF") approach;

     o    comparable trading approach; and

     o    precedent transaction approach.


DISCOUNTED CASH FLOW APPROACH

BMO Nesbitt Burns considered the DCF approach in determining the fair market value of the RWCI Restricted Voting Shares. The DCF methodology reflects the growth prospects and risks inherent in the Corporation's business by taking into account the amount, timing and relative certainty of projected unlevered free cash flows expected to be generated by the Corporation. The DCF approach requires that certain assumptions be made regarding, among other things, future unlevered free cash flows, discount rates and terminal values. The possibility that some of the assumptions will prove to be inaccurate is one factor involved in the determination of the discount rates to be used in establishing a range of values. BMO Nesbitt Burns' DCF approach involved discounting to a present value the Corporation's projected unlevered after-tax free cash flows from November 9, 2004 until December 31, 2009 in the Management Forecast (defined below) and the terminal value determined as of December 31, 2009. The Management Forecast and the resulting cash flow forecasts were all pro forma the acquisition of Microcell.


MANAGEMENT FORECAST

As a basis for the projected future cash flows developed for the DCF analysis, BMO Nesbitt Burns received from Management a set of assumptions for the period 2004 - 2009 underlying the Management Forecast. After review of those assumptions and discussion of the same with Management, BMO Nesbitt Burns concluded that the Management Forecast formed a satisfactory basis for the DCF analysis. The only exception was Management's forecast of a sale of certain spectrum in 2006. BMO Nesbitt Burns was not convinced as to the likelihood or marketability of this asset sale, and therefore, chose to remove it from the Management Forecast in developing the final assumptions for the DCF analysis.

\
ASSUMPTIONS AND KEY DRIVERS

The following is a summary of the assumptions for the Management Forecast, which was prepared by Management as of November 9, 2004 (and confirmed as at November 22, 2004), and deemed reasonable by Management.

Corporation and Microcell Forecasts: Management provided separate assumptions regarding the Corporation's and Microcell's separate subscriber bases for the years 2005 and 2006. However, by 2007 most of the assumptions were applied equally to the combined pro forma subscriber base, excluding some assumptions for the legacy Microcell subscribers assumed to be retained (e.g. ARPU, defined below). Microcell customers assumed to be lost and subsequently reacquired by the Corporation were treated as new customers and the appropriate cost of their acquisition was accounted for.

Market Penetration: Canadian wireless market penetration was forecasted to rise from 51.1% in 2005 to 65.0% in 2009. Various third-party analysts produced a range of penetration forecasts. BMO Nesbitt Burns was comfortable that Management's forecasts were reasonable when compared to these ranges and to penetration and growth rates achieved in other countries of greater maturity, most notably the United States.

Market Share of Net Subscriber Additions ("Net Adds"): Management's forecast for the Corporation's market share of net postpaid subscriber additions ("net adds") was based on a three participant expectation with respect to the market, and declined from 35.2% in 2005 to 32.0% in 2009. For prepaid net adds the figures were 23.0% to 28.3% respectively. The prepaid market share of Net Adds was less than the postpaid's on account of the Corporation's overall greater strategic focus on the postpaid market and the potential for new entrants.

Monthly Churn(5): Monthly churn for the Corporation's postpaid subscribers was forecasted by Management to be 1.7% in 2005 and 1.8% in 2006 (the increase reflected an assumed introduction of wireless number portability in 2006), declining to 1.4% in 2009. For the Corporation's prepaid subscribers the forecast was 3.1% in 2005, declining to 2.7% in 2009, reflecting the higher churn rates experienced in the prepaid market.

Postpaid Microcell subscriber churn was forecast to be 3.5% and 2.5% in 2005 and 2006 respectively, reflecting aggressive targeting of Microcell subscribers by competitors immediately following Microcell's acquisition by the Corporation. Prepaid Microcell subscriber churn was forecast to be 4.0% and 3.0% in 2005 and 2006 respectively. Of the Microcell 2005 and 2006 total subscribers assumed to be lost, Management forecasted reacquiring 66% and 42% respectively. Microcell churn rates from 2007 onward were forecasted to match churn rates for the Corporation.

Average Revenue Per User ("ARPU") Growth Rates: ARPU for the Corporation subscribers and net adds was forecasted to change at a '05-'09 Compound Annual Growth Rate ("CAGR")

------------
(5) Churn: The number of subscribers deactivating in a month divided by the average number of subscribers for the month.

of -1.3% for postpaid and 3.1% for prepaid. For Microcell legacy subscribers ARPU was forecast to decline at a '05-'09 CAGR of -1.6% for postpaid and 0.0% for prepaid.

The ARPU forecasts did not include data revenue, which was forecasted separately as a percentage of total network revenue climbing from 6.2% in 2005 to 14.5% in 2009. These are moderately higher proportions of net revenue than some independent analysts forecasted for the overall market, but given the Corporation's leadership position in this product category and the better than expected growth rates the Corporation had experienced to date, BMO Nesbitt Burns was comfortable with Management's forecast. Coinciding with this data revenue growth were appropriate fixed and variable cost growth assumptions.

Capital Expenditures: Pro forma average capital expenditures over the '05-'09 period were $523 million with increases in 2007 and 2009 for specific forecasted UMTS(6) spend. Gross capital expenditure savings from the combination with Microcell were forecasted to be $270 million (un-discounted) over the '05-'09 period. The bulk of the savings represent reductions in the Corporation's planned network spend no longer required given the cell sites acquired as part of the Microcell acquisition.

Cost of Customer Acquisition: The cost of acquiring a new customer was kept constant for both post- and prepaid subscribers throughout the forecast period at a 2% discount to Management's 2004 forecast level.

Operating Costs: Operating cost assumptions were forecasted to experience flat relative growth, i.e. variable costs were forecasted flat per subscriber and fixed costs items generally grew in line with subscriber growth. Overall operating costs were forecasted to grow at a '05-'09 CAGR of 6.0% relative to a network revenue '05-'09 CAGR of 7.1%.

Tax Losses: BMO Nesbitt Burns determined the present value of the Corporation's tax losses separately from the operating cash flows in the DCF analysis. Both the Corporation's and Microcell's available tax losses were recognized: $1.0 billion for the Corporation and $1.8 billion for Microcell. Management provided BMO Nesbitt Burns with details of both companies' pools of available tax losses and forecast that all tax loss pools would be accessible to the Corporation going forward, with no pools expiring unused.


UNLEVERED AFTER-TAX FREE CASH FLOW

For the purposes of deriving projected unlevered after-tax free cash flows for use in the DCF analysis, BMO Nesbitt Burns reviewed the Management Forecast and relevant underlying assumptions and considered the resulting revenue growth and EBITDA margins. These assumptions were compared to the Corporation's Strategic Plan, Budget, industry research reports, forecasts by equity research analysts and other sources considered relevant. Based on such review, BMO Nesbitt Burns concluded that the Management Forecast appeared

------------
(6) UMTS: Universal Mobile Telecommunications System reasonable in the context of both historic trends, independent forecasts for the industry and the experiences observed in other international wireless markets of greater maturity.

BMO Nesbitt Burns believes that the assumptions underlying the Management Forecast accurately reflected the prospects of the Corporation over the forecast period, and further believes the Corporation will reach steady state by the end of such forecast period. Therefore, BMO Nesbitt Burns's DCF analysis incorporated a 5-year projection followed by a terminal value calculation based on 2009 projected cash flows and a sustainable capital expenditure level, indicated by Management to be $525 million.

BMO Nesbitt Burns applied the statutory tax rate of 36.3% and adjusted working capital based on historically observed assumptions.

The following is a summary of the unlevered after-tax free cash flow projections used in the DCF analysis:

                                                               FISCAL YEAR,
                                      ---------------------------------------------------------------
FREE CASH FLOW ($ millions)           2005(1)    2006(1)      2007       2008       2009     Terminal
-----------------------------------   -------    -------    -------    -------    -------    --------
Network revenue ...................   $ 3,308    $ 3,594    $ 3,863    $ 4,131    $ 4,351    $ 4,438
EBITDA(1) .........................     1,000      1,436      1,619      1,806      1,929      1,968
Unlevered cash taxes ..............      (152)      (286)      (370)      (451)      (481)      (490)
Capital expenditures ..............      (577)      (457)      (546)      (425)      (611)      (525)
Increase in deferred taxes ........        17        (13)        (0)         7        (11)         0
Changes in non-cash working capital        12         (8)        (7)       (22)         0          2
                                      -------    -------    -------    -------    -------    -------
UNLEVERED AFTER-TAX FREE CASH FLOW    $   300    $   673    $   695    $   915    $   827    $   954

------------
1. Includes forecasted one-time costs of $225 million in 2005 and $2 million in 2006, relating to the Microcell acquisition


DISCOUNT RATES

Projected unlevered after-tax free cash flows for the Corporation developed from the Management Forecast were discounted based on the estimated weighted average cost of capital ("WACC") for the Corporation. The WACC was calculated based upon the Corporation's after-tax cost of debt and equity, weighted based upon an assumed optimal capital structure. The assumed optimal capital structure was determined based upon a review of the capital structures of comparable companies and the risks inherent in the Corporation's business and in the North American wireless industry generally. The cost of debt for the Corporation was calculated based on the risk free rate of return and an appropriate borrowing spread to reflect credit risk at the assumed optimal capital structure. BMO Nesbitt Burns used the capital asset pricing model ("CAPM") approach to determine the appropriate cost of equity. The CAPM approach calculates the cost of equity with reference to the risk-free rate of return, the risk of equity relative to the market ("beta") and the market equity risk premium. BMO Nesbitt Burns reviewed a range of unlevered betas for the Corporation and a select group of comparable companies that have risks similar to the Corporation in order to select the appropriate unlevered beta for the Corporation. The significance of the observed betas was limited due to i) there being few comparable companies in North America; and ii) the low statistical significance of the individual betas as measured by the R-squared of their regressions. The selected unlevered beta was re-levered using the assumed optimal capital structure and then used to calculate the cost of equity. BMO Nesbitt Burns also reviewed and considered levered betas generated by an independent third party financial consultant for the comparable companies and North American wireless industry.

The assumptions used by BMO Nesbitt Burns in estimating the WACC for the Corporation were as follows:


COST OF DEBT
Risk free rate (10-Year Government of Canada Bond) ................         4.5%
Borrowing spread ..................................................         3.3%
Pre-tax cost of debt ..............................................         7.7%
Tax rate ..........................................................        36.3%
After-tax cost of debt ............................................         4.9%

COST OF EQUITY
Risk free rate (10-Year Government of Canada Bond) ................         4.5%
Equity risk premium ...............................................         6.0%
Levered beta ......................................................         1.3
After-tax cost of equity ..........................................        12.3%

WACC
Optimal capital structure (% debt) ................................        40.0%
WACC ..............................................................         9.3%


Based upon the foregoing and taking into account sensitivity analyses on the variables discussed above and the assumptions used in the Management Forecast, BMO Nesbitt Burns determined the appropriate WACC for the Corporation to be in the range of 9.5% to 10.5%.


TERMINAL VALUE

BMO Nesbitt Burns developed terminal enterprise values at the end of the forecast period by calculating the present value at the selected WACC of terminal period unlevered after-tax free cash flows growing in perpetuity at 1.5% to 2.5% per annum. In selecting the range of growth rates, BMO Nesbitt Burns took into consideration the outlook for long-term inflation and the growth prospects of the Corporation beyond the terminal year. The terminal year EV/EBITDA multiples implied by the 1.5% to 2.5% unlevered after-tax free cash flow growth rates into perpetuity, assuming discount rates of 9.5% to 10.5%, were considered by BMO Nesbitt Burns to be reasonable based on its review of trading and transaction multiples.


PRESENT VALUE OF TAX LOSSES

The tax losses were modeled separately through an integrated financial model of the Corporation (including Microcell) to derive the appropriate uses of the tax losses as suggested by Management. The cash savings were discounted at an effective cost of equity of 12.3% to yield a value of $4.20 per RWCI Restricted Voting Share. This amount was added to the Corporation's DCF analysis results to arrive at a full DCF value.


SUMMARY OF DCF APPROACH

The following is a summary of the value of the RWCI Restricted Voting Shares resulting from the DCF analysis:

                                                           VALUE RANGE
                                                      --------------------
                                                         Low        High
                                                      --------    --------
ASSUMPTIONS
WACC ..............................................       10.5%        9.5%

DCF APPROACH ($ millions, except per share amounts)
Net present value
   Unlevered after-tax free cash flows ............   $  2,606    $  2,673
   Terminal value .................................      7,060       8,346
                                                      --------    --------
Enterprise value ..................................      9,666      11,019

Less: Net obligations value(1) ....................     (3,396)     (3,396)
                                                      --------    --------
EN BLOC EQUITY VALUE ..............................   $  6,269    $  7,623

EN BLOC EQUITY VALUE PER SHARE(2) .................   $  42.98    $  52.26

PRESENT VALUE OF TAX LOSSES .......................       4.20        4.20
                                                      --------    --------
TOTAL EN BLOC EQUITY VALUE PER SHARE ..............   $  47.18    $  56.46
                                                      ========    ========

------------
1.   Net obligations include net debt and proceeds from option issuance.
2.   Based on 146 million fully diluted shares outstanding.


SENSITIVITY ANALYSIS

The DCF analysis is sensitive to several of the assumptions used. BMO Nesbitt Burns performed sensitivity analyses on certain key assumptions, representing step changes to all forecast years for each assumption as outlined below:

                                                                          IMPACT ON
VARIABLE                                            SENSITIVITY          SHARE VALUE
--------                                            -----------          -----------
Market penetration..............................       + 2.5%               $5.21
                                                        -2.5%               (5.21)

Market share of net adds........................       + 4.0%                3.18
                                                        -4.0%               (3.18)

Monthly churn...................................       + 0.2%               (1.80)
                                                        -0.2%                1.80

Monthly ARPU....................................      + $1.00                4.56
                                                       -$1.00               (4.56)

Capex...........................................        + 10%               (3.60)
                                                         -10%                3.60

COMPARABLE TRADING APPROACH

BMO NB also considered the comparable trading approach. BMO Nesbitt Burns limited its list to North American companies on the basis that European and Asian companies, while engaged in similar businesses, operate under regulatory regimes very different from the Corporation's and in local markets that are much further advanced than the Canadian market. With few comparable publicly traded companies in the North American wireless industry, BMO Nesbitt Burns has placed limited amount of emphasis on this approach. For the purposes of its analysis, BMO Nesbitt Burns identified and reviewed 20 public companies in the wireless industry. From those BMO Nesbitt Burns considered the five specific companies listed below, which were deemed to be the most comparable to the Corporation. The market capitalizations for Microcell and AT&T Wireless were adjusted to reflect trading values prior to announcement of their initial takeover bids.

                                                                                     EBITDA YOY
                                                             EV/EBITDA              GROWTH RATES           EBITDA MARGINS
                                         MARKET         --------------------    --------------------    --------------------
($ million)                        CAPITALIZATION(1)    2005E(3)    2006E(3)    2004E(3)    2005E(3)    2004E(3)    2005E(3)
--------------------------         -----------------    --------    --------    --------    --------    --------    --------
CANADIAN COMPARABLES (C$)
   Microcell (Pre-Bid)(2)........      $    854            5.1         3.6          35%         69%         18%         25%
   Telus.........................      $ 10,759            5.4         5.3           8           6          41          41
US COMPARABLES (US$)
   Nextel........................      $ 30,730            6.7         5.9          17%         15%         40%         41%
   AT&T Wireless (Pre-Bid)(4)....        32,519            7.9         8.0         (5)          10          25          28
   Western Wireless..............         2,876            6.9         6.1          44          13          33          35
   US Cellular...................         3,622            5.9         5.2           4          17          24          26
HIGH.............................                          7.9         8.0          44%         69%         41%         41%
LOW..............................                          5.1         3.6         (5)           6          18          25

------------
1.   As of November 8, 2004.
2.   Microcell share price is as of May 30, 2004 prior to Telus's takeover bid.
3.   Estimates for calendar years sourced from recent research reports and IBES.
4. AT&T Wireless was acquired by Cingular Wireless on October 26, 2004. The original bid was announced on February 17, 2004.


While none of the companies reviewed was considered directly comparable to the Corporation, based on the comparable company trading analysis summarized above, BMO Nesbitt Burns selected what it considered to be reasonably representative public trading multiples, before making any adjustment to reflect an "en bloc" valuation of the RWCI Restricted Voting Shares. BMO Nesbitt Burns considered EV/EBITDA for 2005E and 2006E to be the most appropriate trading multiples to evaluate the Corporation.

In selecting the multiple ranges shown below, BMO Nesbitt Burns gave consideration to several factors, including differences in business mix, growth, profitability and size between the Corporation and the companies reviewed.

                                              SELECTED MULTIPLE RANGE
                                            --------------------------
                                             Low                 High
                                            -----               ------
EV / EBITDA
   Fiscal 2005E...........................   7.0                  8.0
   Fiscal 2006E...........................   6.0                  7.0

The following is a summary of the value of the RWCI Restricted Voting Shares resulting from the selection of trading valuation multiples above, before making any adjustment to reflect the "en bloc" valuation of the RWCI Restricted Voting
Shares:

                                                    SELECTED
                                                 MULTIPLE RANGE          VALUE RANGE
                                                ----------------    --------------------
($ millions)                       BENCHMARK     Low       High       Low        High
---------------------------        ---------    ------    ------    -------    ---------
EV / EBITDA
   Fiscal 2005E(1).............     $ 1,225      7.00      8.00     $ 8,572     $ 9,797
   Fiscal 2006E(1).............       1,438      6.00      7.00       8,627      10,065
                                                                    -------     -------
   Enterprise trading value....                         Average       8,600       9,931
   Less: net obligations(1)....                                      (3,539)     (3,539)
                                                                    -------     -------
   Equity trading value........                                       5,060       6,392

----------
1.   Adjusted for one time costs of Microcell acquisition.


Market trading prices generally do not reflect "en bloc" values. To adjust for en bloc value, BMO Nesbitt Burns considered and reviewed take-over premiums paid in precedent Canadian public company transactions. For the purposes of this analysis, premium is defined as the amount (expressed in percentage terms) by which the price paid per share under the precedent transaction exceeded the closing price of the shares one week and one month immediately prior to the announcement of the transaction. BMO Nesbitt Burns identified 69 such transactions announced since January 1, 2000. Of those transactions BMO Nesbitt Burns further identified 8 transactions since January 1, 2002, which had no synergy component to them in order to find premiums most applicable to an "en bloc" value of RWCI Restricted Voting Shares (please refer to "Benefits to RCI of Acquiring RWCI Restricted Voting Shares Held by Minority Shareholders" for details). The mean premiums were as follows:


               TRANSACTION PREMIUMS WITH NO ANTICIPATED SYNERGIES

                                                                     MEAN
                                                                    ------
1 week premium....................................................    21%
1 month premium...................................................    20%


Based on the take-over premiums paid in precedent Canadian public company transactions, as described above, BMO Nesbitt Burns selected and applied a premium of 20% to the equity trading value of the RWCI Restricted Voting Shares to determine an "en bloc" equity value per share.

                                                                  VALUE RANGE
                                                              -------------------
($ millions, except per share data)                             Low        High
-----------------------------------                           -------     -------
Equity trading value average...............................   $ 5,060     $ 6,392
Take-over premium..........................................        20%         20%

EN BLOC EQUITY VALUE.......................................   $ 6,072     $ 7,670

EN BLOC EQUITY VALUE PER SHARE(1)..........................   $ 41.63     $ 52.58
                                                              =======     =======

------------
1.   Based on 146 million fully diluted shares outstanding.

PRECEDENT TRANSACTION APPROACH

BMO Nesbitt Burns also considered the precedent transaction approach and reviewed precedent acquisition transactions involving companies in the wireless industry which were comparable and for which there was sufficient public information to derive multiples. Only recent transactions with purchase prices greater than $500 million principally in North America and Europe were reviewed. Given differences in the business size and mix, market dynamics and economic environment at the time of the transaction, growth prospects and other factors inherent in the comparable precedent transactions identified, BMO Nesbitt Burns did not consider any specific precedent transaction to be directly comparable to the Corporation and, as a consequence, placed less emphasis on this methodology than on either the DCF approach or the comparable trading approach in determining the value of RWCI Restricted Voting Shares.

While BMO Nesbitt Burns did not consider any specific transaction to be directly comparable to the acquisition of the Corporation, BMO Nesbitt Burns identified three precedent transactions to be considered:

     1.   Cingular's purchase of AT&T Wireless

     2.   The Corporation's purchase of Microcell Inc.

     3.   Bell Canada's purchase of BCE Mobile Communications Inc.

                         CORE PRECEDENT TRANSACTIONS - ADJUSTING FOR SYNERGIES AND TAX LOSS ASSET VALUE
--------------------------------------------------------------------------------------------------------------------------
                                                                         PREMIUM TO
                                                                  UNAFFECTED SHARE PRICE                EV / EBITDA
   COMPLETION/                                     OFFER     --------------------------------    -------------------------
TERMINATION DATE         ACQUIROR TARGET           PRICE     1 - DAY    1 - WEEK    4 - WEEKS     LTM     FY + 1    FY + 2
----------------   ----------------------------    ------    -------    --------    ---------    -----    ------    ------
   11-Nov-04       Rogers Wireless                 $35.00      66.7%      37.3%        47.7%      14.0     10.7       6.3
                      Microcell
   26-Oct-04       Cingular                        $15.00      75.4       80.9        109.5        6.6      6.6       6.0
                      AT&T Wireless
   25-Oct-99       BCE                             $58.75      19.9       29.4         30.6       16.0     14.7      12.0
                      BCE Mobile Communications


BMO Nesbitt Burns makes the following observations:

     1. The AT&T Wireless transaction was the most comparable transaction given that both AT&T Wireless and the Corporation are national operators and the transaction occurred recently in 2004. However, the transaction was highly synergistic and the premium paid on the unaffected share price reflected these synergies (announced annual synergies of approximately $1 billion in 2006 and in excess of $2 billion beginning in 2007).

     2. The Corporation's recently completed acquisition of Microcell was also considered a relevant transaction. All figures used in determining the multiples were based on information available in public announcements and research analysts' reports. In order to make the transaction comparable we adjusted the transaction multiple to recognize the present value of the tax loss assets as estimated by several research analysts.

     3. The BCE / BCE Mobile going private transaction was considered only from the point of view of the premium paid to the unaffected share price due to the dated nature of the transaction (October 1999).

In arriving at our range for the precedent transaction approach, BMO Nesbitt Burns primarily relied on its professional judgment and experience analyzing the wireless industry. BMO Nesbitt Burns applied the Enterprise Value to the two year forward fiscal EBITDA multiple, adjusted for the announced synergies and premia paid, to the Management Forecast for fiscal year 2006 EBITDA.

Based on the above, BMO Nesbitt Burns believes that for the purposes of the precedent transaction approach the appropriate EV to fiscal year 2006 EBITDA multiple would be in the range of 6.0x to 7.0x.

                                            SELECTED MULTIPLE RANGE
                                            -----------------------
                                             Low              High
                                            -----            ------
EV / EBITDA
   Fiscal 2006E............................  6.0               7.0


The following is a summary of the value of the RWCI Restricted Voting Shares resulting from the selection of precedent transaction valuation multiples above:

                                                      SELECTED
                                                  MULTIPLE RANGE         VALUE RANGE
                                                  ---------------    -------------------
($ millions)                         BENCHMARK     Low      High       Low        High
-------------------------------      ---------    -----    ------    -------    --------
EV / EBITDA
   Fiscal 2006E(1)(2).............    $ 1,438      6.00     7.00     $ 9,240    $ 10,678
   Less: Net Obligations(2).......                                    (3,539)     (3,539)
                                                                     -------    --------
                                                                       5,701       7,138
Equity trading value per share.....                                  $ 39.08    $  48.90

------------
1.   Includes $4.20 per share of NOLs.
2.   Adjusted for one-time costs of Microcell acquisition


REDUNDANT ASSETS

BMO Nesbitt Burns considered in arriving at its opinion as to the value of the RWCI Restricted Voting Shares whether there were any redundant assets of the Corporation that would add value over and above the values derived from the three approaches considered. With regard to the Rogers Campus of buildings that the Corporation owns, BMO Nesbitt Burns reviewed their treatment in the historical financials and forecasts of Management and were satisfied that their value was already imbedded in the values derived by either of the two comparable multiple approaches and the DCF approach. As described above, BMO Nesbitt Burns valued separately the available tax losses of both the Corporation and Microcell.


BENEFITS TO RCI OF ACQUIRING THE RWCI RESTRICTED VOTING SHARES HELD BY MINORITY SHAREHOLDERS

In arriving at our opinion of the value of the RWCI Restricted Voting Shares, BMO Nesbitt Burns also reviewed and considered whether any material value would accrue to a purchaser of

100% of the Corporation's common shares. Management indicated that it did not foresee any net positive or negative synergy benefits from combining the Corporation with RCI from a financial point of view as the inter-company transfer pricing of shared expenses such as call centres, back-office management, accounting, legal, and investor relations, was generally reflective of arm's-length pricing. BMO Nesbitt Burns concluded that no material additional synergy value should be assigned to the RWCI Restricted Voting Shares.


VALUATION SUMMARY

The following is a summary of the range of fair market values of the RWCI Restricted Voting Shares resulting from the DCF approach, the comparable trading approach, and the precedent transaction approach:

                                                                 EQUITY VALUE PER
                                                                    RWCI SHARE
                                                             -----------------------
                                                                Low           High
                                                             ---------     ---------
Discounted cash flow approach.............................    $ 47.18       $ 56.46
Comparable trading approach (2005E & 2006E average).......    $ 41.63       $ 52.58
Precedent transaction approach............................    $ 39.08       $ 48.90


In arriving at its opinion as to the fair market value of the RWCI Restricted Voting Shares, BMO Nesbitt Burns attributed proportionately more weight to the DCF approach than to the comparable trading approach and the least amount of weight to the precedent transaction approach for the reasons expressed above.


VALUATION CONCLUSION

Based upon and subject to the foregoing, including such other matters as we considered relevant, BMO Nesbitt Burns is of the opinion that, as of November 22, 2004, the fair market value of the RWCI Restricted Voting Shares is in the range of $46.00 to $54.00 per share.


FAIRNESS OPINION

In considering the fairness, from a financial point of view, of the consideration offered under the Transaction to the Minority Shareholders, BMO Nesbitt Burns reviewed, considered and relied upon or carried out, among other things, the following:

     o a comparison of the value of the consideration offered under the Transaction to the fair market value range of the RWCI Restricted Voting Shares determined in the Formal Valuation; and

     o such other information, investigations and analyses considered necessary or appropriate in the circumstances.

VALUE OF THE CONSIDERATION

Pursuant to the Transaction, Minority Shareholders will receive 1.75 RCI Non-Voting Shares for each RWCI Restricted Voting Share held. The RCI Non-Voting Shares received by the Minority Shareholders will represent a minority position in RCI and will not allow the Minority Shareholders to affect control of RCI. As such, and because based on the analyses undertaken by and information made available to it, BMO Nesbitt Burns has no reason to believe that the market price of the RCI Non-Voting Shares is not indicative of value, BMO Nesbitt Burns concluded that it was not appropriate to consider methodologies that utilize an "en bloc" approach, and that an "en bloc" valuation is not required, in assessing the value of RCI Non-Voting Shares. As noted above, the reference to "en bloc" valuation herein means a valuation where, in accordance with the Rules, no downward adjustment is made to reflect the liquidity of the securities, the effect of the transaction or the fact that the securities do not form part of a controlling interest. In considering the value of the RCI Non-Voting Shares being offered, BMO Nesbitt Burns has relied upon the market trading approach. The value range expressed herein in respect of the RCI Non-Voting Shares constitutes a formal valuation of the RCI Non-Voting Shares in accordance with the MSPA based upon assumptions specified by the Independent Committee.

The market trading approach was deemed by BMO Nesbitt Burns to be an appropriate basis for valuing the consideration offered to the Minority Shareholders under the Transaction after considering the following factors:

     i. Liquidity: The last 90 day trading volume of the RCI Non-Voting Shares was approximately 63.9 million shares, representing an aggregate traded value of $1.68 billion;

     ii. Market Float: The aggregate value of RCI's publicly traded equity securities (excluding insiders and holders of greater than 10% of shares outstanding) is approximately $5.0 billion;

     iii. Market Familiarity: The business and affairs of RCI are carefully scrutinized by market professionals, with more than 15 analysts providing research in respect of its equity securities;

     iv. Size of the Transaction: The maximum number of RCI Non-Voting Shares to be issued in connection with the Transaction (assuming that all of the Minority Shareholders tender for the consideration offered, specifically 1.75 RCI Non-Voting Shares) is 27.0 million (excluding any options exercised for RWCI Restricted Voting Shares), which represents approximately 12.5% of the RCI Non-Voting Shares outstanding after giving effect to such issuance; and

      v. Public Disclosure: BMO Nesbitt Burns conducted discussions with RCI senior management and was advised that there is no material information regarding RCI, the Corporation and Microcell which has not been publicly disclosed that would otherwise reasonably be expected to affect the market price of the RCI Non-Voting Shares

     vi. Trading Comparables: As RCI has no direct trading comparables, BMO Nesbitt Burns reviewed publicly traded comparable companies for each of RCI's three principal businesses - cable, wireless and media, and concluded that RCI's current trading value was not inconsistent with the implied aggregate value from the trading comparables.


LIQUIDITY AND PRICE ANALYSIS OF RCI NON-VOTING SHARES

BMO Nesbitt Burns considered the trading history of RCI Non-Voting Shares on the Toronto Stock Exchange ("TSX") over the last twelve months and 90 days. The volumes and trade-weighted average prices are summarized below:


                                                                                                   Days to
                                                                                                Trade Shares
                                                                                                 to be Issued
                                      Average       Trade Weighted     High          Low         Pursuant to
Period Ending November 19, 2004    Volume on TSX    Average Price      Price        Price       Transaction(1)
-------------------------------    -------------    --------------    ---------    ---------    --------------
1 Day...........................       922,289          $ 29.11        $ 29.60      $ 28.65          29
10 Days.........................     1,606,387          $ 29.01        $ 30.37      $ 27.95          17
20 Days.........................     1,123,374          $ 28.68        $ 30.37      $ 27.01          24
30 Days.........................       953,578          $ 28.33        $ 30.37      $ 26.53          28
60 Days.........................       900,974          $ 27.60        $ 30.37      $ 22.82          30
90 Days.........................       725,941          $ 26.94        $ 30.37      $ 22.82          37

----------
1. Based on 27.0 million shares owned by Minority Shareholders and the average volume for the period.


For the purposes of this Fairness Opinion, BMO Nesbitt Burns concluded that it was most appropriate to consider a range of trading levels for the RCI Non-Voting Shares as observed from recent trading activity as presented below:

                                            RCI Non-Voting Shares              Implied
                                               Trade Weighted                  Value of
Period Ending November 19, 2004                 Share Price(1)             Consideration(2)
-------------------------------             ---------------------          ----------------
1 Day....................................          $ 29.11                      $ 50.94
10 Days..................................          $ 29.01                      $ 50.76
20 Days..................................          $ 28.68                      $ 50.19
30 Days..................................          $ 28.33                      $ 49.58

------------
1.   Highest price traded in last 10 trading days was $30.37.
2.   Based on 1.75 RCI Non-Voting Shares per RWCI Restricted Voting Share.


Based on the market trading analysis, BMO Nesbitt Burns determined a value range for RCI Non-Voting Shares of $28.00 - $30.00 per RCI Non-Voting Share.


COMPARISON OF THE CONSIDERATION OFFERED TO THE FORMAL VALUATION

Under the terms of the Transaction, the Minority Shareholders would receive $49.00 - $52.50 per RWCI Restricted Voting Share, which is within the range of fair market value of the

RWCI Restricted Voting Share as of November 22, 2004, as determined by BMO Nesbitt Burns.


FAIRNESS OPINION CONCLUSION

Based upon and subject to the foregoing and such other matters as we considered relevant, BMO Nesbitt Burns is of the opinion that, as of November 22, 2004, the consideration offered under the Transaction is fair, from a financial point of view, to the Minority Shareholders.

Yours very truly,



/s/ BMO Nesbitt Burns Inc.
-----------------------------------
BMO Nesbitt Burns Inc.